UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Covenant Logistics Group, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

COVENANT LOGISTICS GROUP, INC.

400 Birmingham Highway

Chattanooga, Tennessee 37419

___________________________________________

NOTICE OF MEETING AND PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 17, 2023

___________________________________________

To Our Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Covenant Logistics Group, Inc., a Nevada corporation (the “Company”), to be held at to be held at our principal executive office, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 17, 2023.

The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To consider and act upon a proposal to elect nine (9) directors;

2.	To consider and act upon an advisory and non-binding vote on executive compensation;

3.	To consider and act upon an advisory and non-binding vote on the frequency of future advisory and non-binding votes on executive officer compensation;

4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023;

5.	To consider and act upon the Third Amendment to the Covenant Logistics Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan (the “Third Amendment to the Incentive Plan”); and

6.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

Shares of Class A and Class B common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. To ensure your representation at the Annual Meeting, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope. You may also vote on the Internet by completing the electronic voting instruction form found at www.investorvote.com/CVLG or by telephone using a touch-tone telephone and calling 1-800-652-8683. Returning your proxy now will not interfere with your right to attend the Annual Meeting, if you wish to do so. The prompt return of your proxy may save us additional expenses of solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 17, 2023

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet. This Notice of Meeting and Proxy Statement, and our Annual Report to Stockholders for the year ended December 31, 2022, are available free of charge and may be accessed at www.edocumentview.com/CVLG. In accordance with SEC rules, we do not use “cookies” or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.

By Order of the Board of Directors,

David R. Parker
Chairman of the Board

Chattanooga, Tennessee

April 14, 2023

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

LETTER FROM OUR LEAD DIRECTOR

Dear Fellow Stockholders:

It is my privilege to speak on behalf of a talented and accomplished group of directors as Covenant’s Lead Independent Director. I want to take this opportunity to recognize your support and investment, and assure you that the Board will continue to lead the Company with your best interests at heart, emphasizing independent oversight, risk management, strategic planning, capital allocation, and environmental and social stewardship.

First, I must thank our retiring Board member, Bob Bosworth. Bob has served on our Board for twenty-five years, including five as our first Lead Independent Director. His leadership, dedication, and foresight have been imperative to the growth and success of the Company during this time. I know I speak for my fellow directors in saying we will strive to live up to the example Bob has provided. To further execute our commitment to rigorous independent oversight and maintain the strong historical perspectives that will be missing with Bob’s retirement, the Board has nominated Joey Hogan and Tracy Rosser for election to the Board at the Annual Meeting. Joey brings a unique historical perspective, having served the Company for over twenty-five years, the majority of which was spent in a leadership capacity, most recently as our President. He also has prior public company board experience. Tracy also comes to us with over twenty-five years of industry experience having worked most recently as Executive Vice President of Operations for Transplace and Uber Freight. Both candidates’ knowledge and experiences will add to a group of directors with a balanced and varied composition of skills, backgrounds, and perspectives that enrich our dialogue and allow us to seek creative solutions to the problems we confront. In addition to the industry expertise Joey and Tracy will bring to our already talented and accomplished Board, our directors have expertise in various subject matters, including financial reporting, the transportation industry, risk management, cybersecurity, governance, environment, governmental affairs, and technology, as well as experience with non-profit and community organizations. In addition to Messrs. Hogan and Rosser, we are pleased to nominate the remaining seven members of our Board for re-election at this year’s Annual Meeting.

2022 marked the Board’s establishment of a Risk Committee focused on the identification, evaluation, and mitigation of operational, strategic, and environment risks, as well as monitoring and approving risk policies and associated practices for the Company. The Risk Committee receives regular reports from management and works with the full Board to ensure effective delegation of risk oversight between our various committees. Recent items the Risk Committee has considered include cybersecurity, safety, and regulatory compliance. Considering the challenges of the past few years, ranging from COVID-19 to the effects of the conflict in the Ukraine and

"The Board features two-thirds independent members and is actively involved in oversight of the Company’s strategy and risks, including through our Risk Committee. The Board has nominated two new director candidates for 2023 that we believe will provide unique and valuable experience to the Board. As Lead Independent Director, I preside over all executive sessions of the independent directors and facilitate active, effective communication between the independent directors and management."

W. Miller Welborn

Lead Independent Director

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

inflation, the Board expects the Risk Committee to be invaluable in our continued efforts to identify and timely react to issues facing the Company.

With stockholders in mind, the Board continues to execute capital allocation strategies to generate value. In 2022, these included a selective acquisition of AAT Carriers, Inc., which specializes in transporting highly regulated, time-sensitive loads for the U.S. government, a continued stock buyback program, and an increased quarterly dividend. During 2022 the Company was able to return approximately $84.7 million to stockholders through open market share repurchases and $4.3 million directly into the hands of stockholders through our quarterly cash dividend program, which the board increased to $.08 per share from $.0625 per share at our August meeting. In February 2023 the Board further increased the quarterly dividend to $0.11 per share. We also continue to repurchase shares under a 10b5-1 plan, which was amended in January to allow for the purchase of an aggregate of $55 million of Company stock, adding approximately $37.5 million to the $17.5 million available at that time. The repurchase plan is subject to defined trading parameters and subject to quarterly Board approval. We intend to keep the both the repurchase plan and dividend program in place for 2023.

As an industry leader, we seek to benefit our team members, community, and the environment. Our 2021 Corporate Social Responsibility report details many of the programs we have implemented to this end. These include programs for military veterans, diversity and inclusion, women in trucking, and driver appreciation. In addition, we have seen resounding success from our remote work program, CovenantFLEX, and were pleased to announce the opening of our new Dorm & Training Center, aimed at improving driver experience and retention, in March of 2023. Each of these programs puts emphasis on improving the lives of our most important asset, our people, which in turn has positive impacts on our community. Our workforce is enhanced by active recruitment from a diverse, qualified group of candidates, which benefits the community at large. In addition, we provide charitable donations to both local and global organizations, and encourage participation in community activities.

The Company has been especially mindful of opportunities to minimize our environmental footprint. We continue to be a High Performer in the Environmental Protection Agency’s SmartWay program, and strive to be on the cutting edge of emissions reducing technology. This includes testing in biodiesel, a low emission fuel known as renewable diesel, aerodynamics, and battery electric vehicles. In addition, we have made investments in solar panels atop our corporate headquarters, cloud computing technologies, and electric auxiliary power units, which allow our drivers to run air conditioning, heat, and electrical devices during rest cycles without the need to run the diesel engine. We also continue to reduce waste by participating in tire, battery, and paper recycling programs. Due

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

to the nature of our business, we recognize our special duty to act as environmental stewards.

The Board affirms our commitment to creating tangible, long-term, value for our stockholders, continue practicing strong and independent corporate governance and executive oversight, and work to benefit our stockholders, team members, and community.

Sincerely,

W. Miller Welborn

Lead Independent Director

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

WHAT WE DO
The following summarizes our key governance features:

✔	Lead Independent Director appointed	✔	Independent Audit Committee oversees risks related to information security and cybersecurity
✔	Proxy access	✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Corporate governance guidelines	✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee comprised solely of independent directors, and a majority independent Risk Committee	✔	Majority vote policy for uncontested elections
✔	Two-thirds of the Board nominees qualify as independent directors	✔	Annual Board and committee written self-assessment through outside counsel
✔	Limitation on number of outside public boards	✔	Annual Lead Independent Director written assessment through outside counsel
✔	Three members of our Audit Committee qualify as audit committee financial experts	✔	Annual CEO written assessment through outside counsel
✔	Regular sessions of independent directors	✔	Annual enterprise risk assessment
✔	Stock ownership guidelines for non-employee directors of five times annual cash retainer	✔	Director orientation

Risk Assessment Overview

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

KEY FEATURES OF EXECUTIVE COMPENSATION PROGRAM

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✔        Annual say-on-pay votes

✔        Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary

✔        Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception

✔        Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters

✔        No tax gross-ups

✔        No excessive perquisites for executives

✔        Direct link between pay and performance that aligns business strategies with stockholder value creation

✔        No re-pricing or back-dating of stock options or similar awards

✔        No equity vesting periods of less than twelve months (except for the 5% of the share reserve that are available for issuance under the Incentive Plan with no minimum vesting requirements)

✔        No payment of dividends on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019

✔        No voting on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019

✔        Double trigger change in control for severance benefits. Additionally, equity awards granted under the Incentive Plan after adoption of the Second Amendment to the Incentive Plan in July 2020 are required to have a double trigger change in control

✔        No discretion under the Incentive Plan for the Compensation Committee to accelerate vesting, except in cases involving death or disability

✔        No cash vehicle allowance or company-provided cars

✔        Clawback policy

Conservative pay policy with total Named Executive Officer compensation positioned below the median.

Our Named Executive Officers could participate in the 2022 bonus program with performance targets designed to further align pay and performance.

Additional restricted stock grants were made to certain Named Executive Officers and our directors as part of our continued focus to incentivize and reward performance.

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

ENVIRONMENTAL FOCUS

We believe the future of transportation will involve a blend of fuel options – from battery electric to hydrogen to compressed natural gas to diesel. For the foreseeable future we expect much of our transportation needs to continue to be on diesel as other options mature and become reliably available at scale.   Covenant will continue to evaluate all available options and pursue the larger goal of decarbonization.

✔	Taking full advantage of the most up-to-date engine technologies and improvements through a modern tractor fleet with an average age of 2.1 years, which is lower than the industry average
✔	Working with a leading tire manufacturer on a nationwide test of a new low-rolling resistance tire made from recycled carbon black (RcB)
✔	Testing battery electric tractors where appropriate
✔	Installing electronic auxiliary power units (EAPUs) to significantly reduce idle percentage across the fleet
✔

Adopting the EPA's Smartway certification program - Covenant has consistently maintained full Smartway certification since 2006 - Receiving the 2022 Smartway High Performer - which is only given to the top 10% of all carriers

✔	Exploring processes and solutions to assist in carbon accounting
✔	Optimizing all recycling programs involving tires, batteries, water, scrap metal, cleaning solvents, and soot from diesel particulate filters
✔

Equipping our tractors and trailers with technology designed to increase aerodynamics and reduce emissions, including maximum length cab extenders, chassis side fairings, aerodynamic bumpers, and trailer aero skirts

✔	Utilizing direct drive automated transmissions and down sped rear axle ratios, which allow the engine to operate at lower RPMs while at cruise speeds
✔

Installing tires as retreads for 1/2 of total tire purchases (15,000 tires in total) during 2022 - extending existing tires with a second life - eliminating significant waste from our nation's landfills

✔	Empowering a leadership team focused on sustainability, charged with understanding, evaluating and implementing, where practical, new developments, emerging technologies, and vendors that will help us move forward and stay abreast of current trends

"By utilizing the most up-to-date technologies available for reducing emissions, equipping our tractors with EAPUs to reduce engine idling, using retread tires for half of our tire purchases, optimizing our recycling efforts and overlaying an environmental risk review to our purchasing and operating decisions, Covenant is committed to reducing its environmental impact.”

Dan Porterfield

SVP Maintenance

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

SOCIAL AND DIVERSITY FOCUS

At Covenant, we celebrate many individuals with diverse backgrounds and experiences. We continue to make significant efforts for all our team members to feel valued and included. Covenant continues to see a growing number of diverse team members across all levels and appreciates the value they bring to our organization. Embracing change and growth, we continuously work to provide our team members with the tools to excel in our booming industry and their personal lives. Our core values of empathy, servanthood, and virtue, drive us to continue to provide benefits to better our team and their experience at Covenant.

●	One-third of our leadership team is diverse
●	51.4% of our team members are from Diverse cultures and backgrounds
●	Three Veteran Hiring Initiatives
●	Quarterly Diversity, Equity, inclusion, and Belonging Initiatives
●	Pay Equity and Benchmarking initiatives
●	Two consecutive years Women in Trucking has recognized Covenant as one of the top companies for women to work for in transportation
●	Parental Leave enhancement for our team members
●	Enhanced PTO and holiday offerings for our team members
●	Additional participation in our H.O.P.E. Fund (formally called Employee Benevolence Fund) - a 100% employee funded program designed to help our employees during times of emergency
●	Enhanced Team member Appreciation initiatives
●	Quarterly Volunteer Time Off (VTO) program options - Company paid volunteer hours

OUR ENTERPRISE-WIDE DIVERSITY GOALS
Workforce Diversity recruit from a diverse, qualified group of candidates to increase the diversity of thinking and perspective

Sustainability and Accountability

identify and breakdown systemic barriers to full inclusion by embedding diversity and inclusion in policies and practices and equipping leaders with the ability to manage diversity and be accountable for the results

Workplace Inclusion foster a culture that encourages collaboration, flexibility and fairness to enable all team members to contribute to their potential and increase retention

TABLE OF CONTENTS

GENERAL INFORMATION	1
Voting by Proxy	1
Record Date and Voting Rights	2
Required Vote	3
Quorum Requirement	4
Voting Instructions	4
Right to Attend Annual Meeting; Revocation of Proxy	4
Costs of Solicitation	4
Annual Report	4
Important Information to Read with This Proxy Statement	5
PROPOSAL 1 – ELECTION OF DIRECTORS	5
Nominees for Directorships	5
Board Skills Matrix	5
Board Diversity Matrix	6
CORPORATE GOVERNANCE	9
The Board of Directors and Its Committees	9
Board of Directors	9
Committees of the Board of Directors	12
The Audit Committee	12
Report of the Audit Committee	13
The Compensation Committee	14
Report of the Compensation Committee	15
Compensation Committee Interlocks and Insider Participation	15
The Nominating and Corporate Governance Committee	15
The Risk Committee	17
Our Executive Officers	18
Delinquent Section 16(a) Reports	19
Code of Conduct and Ethics	19
EXECUTIVE COMPENSATION	19
Compensation Discussion and Analysis	19
Executive Summary	19
Key Features of Executive Compensation Program	20
Named Executive Officers	20
Overview and Philosophy of Compensation	21
Elements of Compensation	21
Compensation Determination Process	21
Base Salary	22
Incentive Compensation	23
Long-Term Incentives	23
Performance-Based Annual Cash Bonuses	23
Other Compensation	24
Employee Benefits	24
Compensation Paid to Our Named Executive Officers	24
Compensation Paid to Our Chief Executive Officer	24
Compensation Paid to Our Other Named Executive Officers	25
2022 Senior Executive Bonus Program	26
AAT Bonus Program	28
May 2022 Restricted Stock Grants	28
Restricted Stock and Option Results Based on 2022 Performance	29
Compensation Decisions with Respect to 2023	29
Benchmarking Compensation	30
Other Policies and Considerations	30
Risk Considerations Regarding Compensation	30
Potential Payments Upon Termination or Change in Control	31
Consideration of Say-on-Pay Vote Results	32
Summary Compensation Table	33
All Other Compensation Table	34

Narrative to the Summary Compensation Table	34
Grants of Plan-Based Awards Table	35
Narrative to Grants of Plan-Based Awards Table	35
Outstanding Equity Awards at Year-End Table	36
Options Exercised and Stock Vested Table	37
Nonqualified Deferred Compensation Table	38
Pay Ratio Disclosure	38
Pay Versus Performance	39
Director Compensation	43
Narrative to Director Compensation	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46
PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION	46
PROPOSAL 3 – ADVISORY AND NON-BINDING VOTE ON THE FREQUENCY OF FUTURE ADVISORY AND NON-BINDING VOTES ON EXECUTIVE OFFICER COMPENSATION	48
RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49
Principal Accountant Fees and Services	49
PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49
PROPOSAL 5 – APPROVAL OF THE THIRD AMENDMENT TO THE INCENTIVE PLAN	50
STOCKHOLDER PROPOSALS	62
OTHER MATTERS	64
APPENDIX A	65

COVENANT LOGISTICS GROUP, INC.

400 Birmingham Highway

Chattanooga, Tennessee 37419

NOTICE OF MEETING AND PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 17, 2023

GENERAL INFORMATION

This Notice of Meeting and Proxy Statement are furnished in connection with the solicitation of proxies from the stockholders of Covenant Logistics Group, Inc., a Nevada corporation, to be voted at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at our principal executive office, 400 Birmingham Highway, Chattanooga, Tennessee 37419, 10:00 a.m. Eastern Daylight Time, on Wednesday, May 17, 2023, and any adjournment thereof.

The Proxy Statement, proxy card, and our 2022 Annual Report for the year ended December 31, 2022 (the “2022 Annual Report”), which collectively comprise our “proxy materials,” were first mailed on or about April 14, 2023, to stockholders of record at the close of business on our record date of March 29, 2023 (the “Record Date”). Except to the extent it is incorporated by specific reference, the enclosed copy of our 2022 Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

The terms “Company,” “we,” “us,” and “our” refer to Covenant Logistics Group, Inc. and its consolidated subsidiaries. The term “Board” refers to our Board of Directors.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD. When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions the stockholder made when granting the proxy. Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations by our Board as follows:

“FOR” Proposal 1:	The election of the nine (9) director nominees named below.

“FOR” Proposal 2:	Advisory and non-binding vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

“ONE YEAR” Regarding Proposal 3:	Advisory and non-binding vote on the frequency of future advisory and non-binding votes on executive officer compensation.

“FOR” Proposal 4:	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023.

“FOR” Proposal 5:	Approval of the Third Amendment to the Incentive Plan.

Your executed proxy appoints the persons appointed to vote the proxies as your duly authorized attorney-in-fact and gives such persons the power to represent and vote at the Annual Meeting all shares of our outstanding Class A common stock, par value one cent ($0.01) per share (the “Class A common stock”), that you are entitled to vote as a stockholder. Such persons will vote your shares as instructed by you on your proxy. If you do not provide voting instructions on Proposals 1, 2, 3, 4, or 5, or for any other matters properly presented at the Annual Meeting, your proxy also gives such persons the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with any such person’s best judgment. None of the proposals discussed in this Proxy Statement that are intended to be acted upon at the Annual Meeting are related to or conditioned upon the approval of any other matters.

Record Date and Voting Rights

The Record Date for the Annual Meeting is March 29, 2023. Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy. Holders of Class A common stock are entitled to one vote for each share held. Holders of Class B common stock, par value one cent ($0.01) per share (the “Class B common stock”), are entitled to two votes for each share held so long as David R. Parker or certain members of his immediate family beneficially own such shares. In the event that any shares of our Class B common stock cease to be beneficially owned by Mr. Parker or certain of his immediate family members, such shares will be automatically converted into shares of our Class A common stock and will then be entitled to one vote per share. Unless otherwise required by Nevada law, the Class A common stock and Class B common stock vote together as a single class. We have no other class of stock outstanding. Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors. On the Record Date, the closing market price of our Class A common stock as reported on The NASDAQ Global Select MarketTM was $34.61 per share.

On the Record Date, there were issued and outstanding (i) 10,799,415 shares of Class A common stock (including 104,713 shares of restricted Class A common stock subject to certain performance vesting, time vesting, and holding provisions, which carry voting rights), entitled to cast an aggregate 10,799,415 votes on all matters subject to a vote at the Annual Meeting and (ii) 2,350,000 shares of Class B common stock entitled to cast an aggregate 4,700,000 votes on all matters subject to a vote at the Annual Meeting. The total number of shares of our common stock issued and outstanding on the Record Date was approximately 13,149,415 and the holders of such shares are entitled to cast an aggregate of 15,499,415 votes on all matters subject to a vote at the Annual Meeting. The number of shares of Class A common stock issued and outstanding as of the Record Date excludes 5,431,084 Class A treasury shares which are considered issued but not outstanding. The Inspector of Elections will tabulate votes cast at the Annual Meeting, and the results of all items voted upon will be announced at the Annual Meeting. We will also disclose the final voting results in a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Required Vote

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions(2)	Effect of Broker Non- Vote(3)
1	Election of directors	FOR	Plurality of votes cast(1)	No effect	No effect
2	Advisory and non-binding vote to approve executive officer compensation	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	No effect
3	Advisory and non-binding vote on the frequency of future advisory and non-binding votes on Executive Officer compensation	ONE YEAR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class(4)	Same effect as a vote “Against”	No effect
4	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2023	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	Discretionary vote of broker
5	Approval of the Third Amendment to the Incentive Plan	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	No effect

(1)

The nine director nominees receiving the highest number of votes for their election will be elected. Any incumbent director who receives a greater number of votes “withheld” from his or her election than are voted “for” such election (excluding abstentions and broker non-votes) shall be subject to the majority vote policy described under “Corporate Governance – The Board of Directors and Its Committees – Board of Directors – Majority Vote Policy.”

(2)	“Abstentions” (or “withhold votes” in the case of the election of directors) are shares that are entitled to vote but that are not voted at the direction of the holder.

(3)	“Broker non-votes” are shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner.

(4)

In the case of Proposal 3, if no frequency receives the vote of the majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class, then the Board will consider the option that receives the highest number of votes cast to be the frequency recommended by stockholders.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if the holders of a majority of the voting power of the issued and outstanding shares of Class A and Class B common stock entitled to vote are represented at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Voting Instructions

Your type of stock ownership determines the method by which you may vote your shares. If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (Computershare Investor Services), you are a “registered holder” and considered the stockholder of record with respect to those shares. If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a “beneficial owner” of shares held in street name. Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Class A common stock, you may vote your shares either (i) over the telephone by calling a toll-free number set forth in your proxy card for voting prior to the Annual Meeting, (ii) by using the Internet and visiting the designated website, (iii) by mailing your proxy card, or (iv) in person at the Annual Meeting by notifying the Inspector of Elections prior to the occurrence of any votes. Registered holders of our Class B stock may vote either by (i) mailing your proxy card or (ii) attending the Annual Meeting in person and notifying the Inspector of Elections prior to the occurrence of any votes. For 2023, we have arranged for telephone and Internet-voting procedures to be used. These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly. If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card. The deadline for voting by telephone prior to the Annual Meeting or the Internet is 1:00 a.m. Eastern Daylight Time on Wednesday, May 17, 2023. If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution. A beneficial owner of shares may not vote by telephone at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives them the right to vote the shares.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting in person or to vote your shares in person at the Annual Meeting, if you wish to do so. Stockholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either (i) giving written notice of their revocation to our Secretary at our principal executive office address, (ii) executing a subsequent proxy and delivering it to our Secretary, or (iii) attending the Annual Meeting and voting at the Annual Meeting in person. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal, and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding Class A common stock. Proxies will be solicited by mail, and may be solicited personally by directors, officers, and our regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm, and other information included in our 2022 Annual Report that was mailed on or about April 14, 2023, together with this Notice of Meeting and Proxy Statement, to all stockholders of record as of the Record Date. A copy of our 2022 Annual Report is publicly available free of charge at www.edocumentview.com/CVLG. Except to the extent it is incorporated by specific reference, our 2022 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting materials.

Important Information to Read with This Proxy Statement

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of our independent registered public accounting firm; and instructions for stockholders who want to make proposals at our 2024 Annual Meeting of Stockholders. EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect nine directors to serve as the Board until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), our Board has nominated for election as directors the following nine individuals: David R. Parker, Dr. Benjamin S. Carson, Sr., Joey B. Hogan, D. Michael Kramer, Bradley A. Moline, Rachel Parker-Hatchett, Tracy Rosser, Herbert J. Schmidt, and W. Miller Welborn. With the exceptions of Messrs. Hogan and Rosser, each nominee is presently serving as a director. Robert E. Bosworth decided not to stand for reelection, in accordance with our Director Retirement Policy. The individual qualifications, skills, and experience of the director nominees are discussed in their respective biographies below.

Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the election of all director nominees. In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships

Board Skills Matrix

The table below provides information on the qualifications, skills, and experience of our nominees for directorships.

	Dr. Carson	Mr. Hogan	Mr. Kramer	Mr. Moline	Mr. Parker	Ms. Parker- Hatchett	Mr. Rosser	Mr. Schmidt	Mr. Welborn
Public Company Officer or Key Employee		✔	✔	✔	✔	✔	✔	✔	✔
Financial Reporting	✔	✔	✔	✔	✔		✔	✔	✔
Industry		✔		✔	✔	✔	✔	✔	✔
Environmental				✔	✔		✔	✔
Risk Management	✔	✔	✔	✔	✔		✔	✔	✔
Information Security	✔	✔	✔	✔			✔
Governance	✔	✔	✔	✔				✔	✔

The lack of a “✔” for a particular item does not mean that the director does not possess that qualification, skill or experience. We look to each director to be knowledgeable in these areas; however, the “✔” indicates that the item is a specific qualification, skill or experience that the director brings to the Board.

Board Diversity Matrix (as of April 14, 2023)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	-	-
Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	6	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Information concerning the names, ages, positions with us, tenure as a Company director, and business experience of the nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below. Family relationships between any directors and executive officers, if any, are noted in the relevant biographies. All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted. There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee. Each of the director nominees has also consented to being named as such in this Proxy Statement and has indicated his/her intention to serve as a director, if elected.

David R. Parker, 65, has served as our Chairman of the Board and Chief Executive Officer (“CEO”) since 1994. From our founding in 1985 to February 2016 Mr. Parker served as our President. Mr. Parker is a past director of the Truckload Carriers Association and currently serves on the board of directors of the American Trucking Associations. From 2012 to October 2017, Mr. Parker served as a member of the Trade and Transportation Advisory Council of the Federal Reserve Bank of Atlanta. Mr. Parker has also served as a director or in similar capacities of several religious and civic organizations and serves as general partner of the Parker Family Limited Partnership. The Board believes Mr. Parker’s dedication, trucking experience, general business knowledge, significant leadership ability, and in-depth knowledge of the Company, qualify him for his continued service as CEO, and Chairman of our Board. Additionally, the Board believes Mr. Parker’s knowledge of the industry continues to be a competitive strength for the Company. Mr. Parker is the father of Ms. Parker-Hatchett.

Dr. Benjamin S. Carson, Sr., 71, has served as a director since July 2021 and currently serves as a member of our Nominating and Risk Committees. Additionally, Dr. Carson served as the 17th Secretary of the U.S. Department of Housing and Urban Development (“HUD”) from 2017 to 2021. Dr. Carson is a world-renowned neurosurgeon who prior to serving as HUD Secretary was involved with more than 15,000 surgical procedures and was the recipient of numerous awards, including the Presidential Medal of Freedom, more than 70 honorary doctorate degrees and the Spingarn Medal, the NAACP’s highest honor. Dr. Carson serves on the Board of Directors for D.R. Horton, Inc. (NYSE: DHI) and Sinclair Broadcast Group, Inc. (NASDAQ: SBGI). In addition, Dr. Carson previously served on the Board of Directors of both The Kellogg Company (NYSE: K) and Costco Wholesale Corporation (NASDAQ: COST). Dr. Carson is the founder and current Chairman of the American Cornerstone Institute. Dr. Carson is on the Board of Directors of the Carson Scholars Fund, an organization he and his wife, Mrs. Candy Carson, founded in 1994. Throughout his distinguished career, Dr. Carson contributed to the field of medicine through the thousands of surgeries he performed and the many leadership positions he held, including serving as Director of the Division of Pediatric Neurosurgery at The Johns Hopkins Medical Institutions from 1984 to 2013 as well a Professor of Neurological Surgery, Oncology, Plastic Surgery, and Pediatrics at The Johns Hopkins Medical Institutions from 1999 to 2013. The Board believes that Dr. Carson’s extensive management, director, leadership, financial, and information security experience make him highly qualified to serve as a member of our Board and Nominating and Risk Committees.

Joey B. Hogan, 61, currently serves as our Executive Vice President (“EVP”) focused on strategic planning, mentoring the leadership team, government relations, and other special projects. Mr. Hogan served as our President from April 2021 to January 2023, and our Principal Financial Officer (“PFO”) between April 2021 and May 2022. Previously, Mr. Hogan served as our Co-President and Chief Administrative Officer (“CAO”) from April 2020 to April 2021 and as our President and COO from February 2016 to April 2020. From May 2007 to February 2016 Mr. Hogan served as our Senior EVP and COO, as well as President of Covenant Transport, Inc. (“CTI”). Mr. Hogan was our Chief Financial Officer (“CFO”) from 1997 to May 2007, our EVP from May 2003 to May 2007, and a Senior Vice President (“SVP”) from December 2001 to May 2003. From joining us in August 1997 through December 2001, Mr. Hogan served as our Treasurer. Mr. Hogan served as a director and on the Audit Committee of previously publicly traded Chattem, Inc., a consumer products company, from April 2009 through March 2010, and currently serves as an officer of the Truckload Carriers Association. The Board believes Mr. Hogan’s experience and in-depth knowledge of the Company and the transportation and logistics industries, and his previous board experience qualify him to serve as a member of our Board.

D. Michael Kramer, 65, has served as a director since 2020 and currently serves as the Chair of our Audit Committee and as a member of our Compensation Committee. Mr. Kramer has served as the Executive Chairman of Southeastern Trust Company since 2018. Additionally, Mr. Kramer served as Chief Executive Officer of Peak Financial, LLC, a fintech start-up company, between 2019 and October 2022. Mr. Kramer served as the Vice Chairman of Midsouth Bancorp, Inc. from May 2018 until Midsouth’s merger with Hancock Whitney Corporation (NASDAQ: HWC) in September 2019. Mr. Kramer served as President and COO of Atlantic Capital Bancshares, Inc. (NYSE: ACBI) from November 2015 to December 2017, and was also a member of the Board of Directors of Atlantic Capital from November 2015 to October 2017. Prior to that he served as Chief Executive Officer and President of First Security Group, Inc. (NASDAQ: FSGI) and its primary banking subsidiary, FSGBank, N.A. from 2011 through 2015, as Managing Director of Ridley Capital Group from 2010 to 2011, as Director, Chief Executive Officer and President of Ohio Legacy Corporation (NASDAQ: OLCB) from 2005 to 2010, and as Chief Operating Officer and Chief Technology Officer of Integra Bank Corporation from 1999 to 2004. Mr. Kramer served as a member of the Board of Directors of the Chattanooga Area Chamber of Commerce Foundation from 2018 to 2021. Mr. Kramer serves as a member of the Board of Directors of the Covenant College Foundation and the University of Chattanooga Foundation. Mr. Kramer has a Bachelor’s Degree from Grove City College and a Master’s in Business Administration from Western Governors University. The Board believes that Mr. Kramer’s extensive experience in leadership in the banking industry qualifies him to serve as a member of our Board, as Chair of our Audit Committee, and as a member of our Compensation Committee.

Bradley A. Moline, 56, has served as a director since 2003 and currently serves as a member of our Nominating Committee. Since October 2002, Mr. Moline has been President and CEO of ALLO Communications, LLC, a telecommunications company with significant minority equity interests held by Nelnet, Inc. (NYSE:NNI) and SDC Capital Partners, LLC. He also serves on the Board of Directors of ALLO Communications, LLC. In 2018, Mr. Moline joined the board of National Cable Television Cooperative, Inc., a Kansas nonprofit corporation and the University of Nebraska Foundation investment committee. Mr. Moline also has been the owner, President, and CEO of Imperial Super Foods and NECO Grocery, with grocery operations in Nebraska and Colorado, since 2002. From 1994 to 1997, Mr. Moline was our Treasurer and CFO. Mr. Moline also served as CFO of Birch Telecom Inc., a telecommunications company, when the company’s debt securities were publicly traded and previously worked for Ernst & Young, where he was formerly licensed as a CPA. Mr. Moline holds a degree in Business Administration with an emphasis in accounting. In his roles with the Company, Birch Telecom, and Ernst & Young, Mr. Moline gained experience overseeing financial matters and reviewing documents filed with the SEC. The Board believes Mr. Moline's extensive financial and executive experience make Mr. Moline a valued member of our Board. The Board also believes Mr. Moline’s wide array of executive experiences, including from his service as the Company’s CFO, has prepared him well to respond to complex financial and operational challenges. The Board further believes that Mr. Moline’s experience as an executive officer of a public company and a company with publicly traded debt allows him to bring unique and valuable perspective to governance issues as Chair of our Nominating Committee.

Rachel Parker-Hatchett, 39, has served as a director since 2020 and currently serves on our Risk Committee. Ms. Parker-Hatchett held numerous positions within Covenant Transport between September 2006 and July 2020. After graduating from the University of Tennessee at Chattanooga (“UTC”) with a Bachelor’s Degree in Business Management, she started with the Company as a Management Trainee working in multiple departments.  Ms. Parker-Hatchett began as a Marketing Intern before transferring to Operations in September 2007, where she ultimately spent the majority of her career. Ms. Parker-Hatchett held the position of Customer Service Intern from September 2007 to January 2008, Fleet Manager Intern from January 2008 to June 2008, and Ops Intern from June 2008 to October 2008. She then transferred to the Safety Department and held the position of Log Clerk from October 2008 to February 2010, when she was promoted to Operations Director for Covenant Solutions, the prior name for our brokerage operations.  Again, in March 2015, Ms. Parker-Hatchett was promoted to Director of Solutions and was in charge of training and development all personnel, overseeing change initiatives and Lead Measures, coordinating all daily meetings, and maintaining visibility to all new customers and their success within Solutions.  Ms. Parker-Hatchett served as Director of Solutions until March 2019. In February 2015, she participated in a year-long Executive Education Program conducted by UTC, where she met and coordinated with various leaders from the community once a month. In 2019, she was named Women of Covenant Director, a position she held until July 2020. Ms. Parker-Hatchett is also involved with many local non-profits and served on the board of a local non-profit, First Things First, from 2011 to 2013. The Board believes that Ms. Parker-Hatchett’s extensive experience within the Company, our industry, and specific experience and expertise in our operations adds significant value to the Board and to her service on our Risk Committee. Ms. Parker-Hatchett is the daughter of Mr. Parker.

Tracy L. Rosser, 57, has served as Executive Vice President of Operations at Uber Freight (formerly Transplace) from May 2019 until December 2022. Mr. Rosser served as Chief Operating Officer for Walmart Stores East, LLC (Walmart Fleet) and Senior Vice President of Transportation and Supply Chain at Walmart from November 2012 to February 2019. Mr. Rosser previously held many positions at Walmart, including, Senior Vice President - Division Lead of Store Operations, Vice President - Regional General Manager of Store Operations, Vice President of Transportation, General Manager - Distribution Center, and General - Manager Fleet Operations, beginning in 1997. Mr. Rosser has served as a member of the Executive Advisory Board of Blume Global since February 2019 and as a member of the Board of Trustees for the National WWII Museum since January 2011. Mr. Rosser also served as a board member of the Arkansas Trucking Association from November 2012 to January 2019, of the American Trucking Associations from January 2016 to January 2019, and of the National Academy of Sciences, Transportation Research Board from January 2004 to January 2009. Mr. Rosser has a Bachelor of Science Degree in Business Administration from the University of Alabama and an Executive Masters in Business Administration from Tulane University. The Board believes Mr. Rosser’s experience in the transportation and logistics industries qualifies him to serve as a member of our Board.

Herbert J. Schmidt, 67, has served as a director since 2013 and currently serves as Chairperson of our Risk Committee and as a member of our Nominating Committee. Additionally, Mr. Schmidt previously provided consulting services to the Company and SRT in particular. Mr. Schmidt previously served as EVP of Con-way Inc. and President of Con-way Truckload, both freight transportation providers, from 2007 until his retirement in 2012. Prior to the merger of Contract Freighters, Inc. (“CFI”), another freight transportation provider, with Con-way Inc. in 2007, Mr. Schmidt held positions at CFI as President and CEO from 2005 to 2007 and President from 2000 to 2005. Prior to his becoming President and CEO in 2005, he was employed in a series of progressively more responsible positions at CFI where he gained extensive knowledge in risk management, as well as leading the sales and operations functions as Senior Vice President of Operations. Mr. Schmidt also served as a member of the Board of Directors of formerly publicly traded Empire District Electric Company 2010 through January 2017, including membership on the Compensation, Executive, and Strategic Projects Committees, and as a member of the Board of Directors of Daylight Transport, LLC, a privately held less-than-truckload carrier, since September 2013, including membership on the Compensation and M&A Committees. The Board believes Mr. Schmidt’s extensive industry, operations, sales, risk management, and leadership experience adds significant value to the Board, to the Risk Committee he chairs, and to the Nominating Committee.

W. Miller Welborn, 64, has served as a director since 2017 and currently as our Lead Independent Director, Chair of our Compensation Committee, and as a member of our Audit Committee. Mr. Welborn has been Chairman of SmartFinancial, Inc. (NASDAQ: SMBK), a publicly traded holding company of SmartBank with over $4.3 billion in assets since 2015. From 2009 to 2015 Mr. Welborn served as Chairman of Cornerstone Bancshares, Inc., which was the publicly traded parent company of Cornerstone Community Bank prior to the bank’s merger with SmartBank in 2015, where he served on the Asset-Liability (ALCO), Loan, Governance, Nominating, Audit, and Compensation Committees. Mr. Welborn has also served as President of Welborn & Associates, Inc., a consulting firm specializing in transportation and logistics, since 2000.  He previously served as managing partner of Transport Capital Partners, LLC, another transportation advisory and consulting firm that he co-founded, from 2001 to 2014.  Prior to co-founding Transport Capital Partners, LLC, Mr. Welborn served in several executive and ownership capacities of various trucking companies, including as President, CEO, and a director of Boyd Bros Transportation, President and Chairman of Welborn Transport, Inc., a company he co-founded, and President of Cummings Trucking Co., Inc.  From 2010 to 2015 Mr. Welborn served as a partner of Lamp Post Group, Inc., a venture capital company with a portfolio of investments ranging from start-up level to over $600 million in annual revenue.  Mr. Welborn currently serves on multiple non-profit boards. The Board believes that Mr. Welborn’s over three decades of business experience, including experience in transportation consulting, executive roles at trucking companies, and serving on the boards of publicly traded companies, provides us with invaluable perspective and experience and qualifies him to serve as our Lead Independent Director. The Board also believes Mr. Welborn’s knowledge of executive compensation practices, including his prior service on the compensation committee of Cornerstone Bancshares, Inc., qualifies him to serve as Chair of our Compensation Committee.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

The following summarizes our key governance features:

What We Do
✔	Lead Independent Director appointed
✔	Proxy access
✔	Corporate governance guidelines
✔	Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee comprised solely of independent directors, and a majority independent Risk Committee
✔	Over two-thirds of the Board is currently comprised of independent directors, and two-thirds of our nominees qualify as independent directors
✔	Limitation on number of outside public boards
✔	Three members of our Audit Committee qualify as audit committee financial experts
✔	Regular sessions of independent directors
✔	Stock ownership guidelines for non-employee directors of five times annual cash retainer
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Majority vote policy for uncontested elections
✔	Annual Board and committee written self-assessment through outside counsel
✔	Annual Lead Independent Director written assessment through outside counsel
✔	Annual written assessment of the CEO by the Board, facilitated through outside counsel
✔	Annual enterprise risk assessment
✔	Director orientation
✔	Independent Audit Committee oversees information security and cybersecurity

Board of Directors

Meetings. Our Board held 11 meetings during the year ended December 31, 2022. Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he/she served, during his/her time as a director in 2022. We encourage the members of our Board to attend our Annual Meeting of Stockholders, although we do not have a formal policy regarding director attendance at such meetings. All of our then-current directors attended the 2022 Annual Meeting of Stockholders.

Director Independence. Our Class A common stock is listed on The NASDAQ Global Select MarketTM. Therefore, we are subject to the listing standards embodied in applicable NASDAQ Stock Market (“NASDAQ”) listing standards and the rules and regulations of the SEC, including those relating to corporate governance. The Board has determined that the following directors and director nominees are “independent” under NASDAQ Rule 5605(a)(2): Messrs. Bosworth (not standing for reelection), Carson, Kramer, Moline, Rosser, Schmidt, and Welborn. The Board has also determined that with respect to each of our Audit Committee, Compensation Committee, and Nominating Committee, each member and committee composition satisfies the applicable committee independence and membership requirements of NASDAQ and the SEC. In accordance with NASDAQ Rule 5605(b)(2), in 2022, our independent directors held 4 special meetings of independent directors, without the presence of management.

Our Nominating Committee reviewed (i) the SEC regulatory and NASDAQ listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual’s independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Nominating Committee, and as an “audit committee financial expert,” and (iii) each such individual’s professional experience, education, skills, ability to enhance differences of viewpoint, and other qualities among our Board membership. After concluding its review, the Nominating Committee submitted its independence recommendations to our Board. Our Board then made its independence determinations based on the committee’s recommendations.

Board Oversight of Risk Management. The Board has overall responsibility for risk oversight, which involves evaluating any material risks concerning us, as well as management’s decisions and efforts to identify, manage, and monitor such risks. This oversight also includes understanding and determining what constitutes an appropriate level and tolerance of risk for the Company. The Board addresses this responsibility as part of its periodic Board meetings. The primary areas of risk assessment include financial and accounting risk, legal and compliance risk, information security and cybersecurity risk, succession risk, safety and security risk, operational and strategic risk, and regulatory risk. The Board has delegated oversight responsibility to each of the Board committees according to its respective area of responsibility. The Audit Committee oversees assessment and management of financial risks, is responsible for overseeing potential conflicts of interest, monitors and mitigates risks relating to our deployment of financial resources, the management of our balance sheet and the investment of cash and other assets, and is responsible for the management of risks related to information security and cybersecurity. The Compensation Committee is responsible for overseeing the management of risks relating to our executive and non-executive compensation policies and practices and the incentives created by our compensation policies and practices. The Nominating Committee is responsible for overseeing implementation of appropriate corporate governance procedures, monitoring and overseeing the management and mitigation of operating risks, and overseeing the management of risks associated with the independence of our Board, and overseeing of our plans, policies, and disclosures related to ESG matters. The Risk Committee monitors and reviews the Company’s risk framework, including the adequacy and effectiveness of the Company’s risk management policies, safety initiatives, business continuation, and enterprise risk management program. In its risk oversight role, our Board considers and confers with management about risk administration. Typically, management identifies, measures, and analyzes risks inherent to our business, operations, and industry. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board. As appropriate, additional review or reporting on risks are conducted as needed or as requested by our Board and its committees. Additionally, the Board conducts an annual risk assessment. The Board’s role in risk oversight has not affected the Board’s leadership structure.

Board Leadership Structure; Lead Independent Director. The Board is responsible for overseeing our overall corporate governance and the competent and ethical management and operation of our business. The Board elects our Lead Independent Director each year. Mr. Welborn has been our Lead Independent Director since the 2021 Annual Meeting. Mr. Parker currently serves as our Chairman of the Board and CEO. The Board elects our Chairman of the Board and CEO annually. Mr. Parker has served as our Chairman of the Board and CEO since 1994.

Our independent directors regularly meet without the presence of management. These executive sessions are typically conducted before or after any Board meeting at which a majority of the independent directors are present or by holding special meetings of the independent directors. We believe that the Lead Independent Director has contributed to the efficiency and functionality of the full Board. The Lead Independent director presides over executive sessions and acts as a liaison between the between our independent directors and the Board.

The Board believes our leadership structure with Mr. Parker serving as Chairman of the Board and CEO and Mr. Welborn as Lead Independent Director is appropriate and suitable for proper and efficient Board functioning and communication. We believe the combination of Mr. Parker’s leadership positions is effective for us given Mr. Parker’s in-depth knowledge of and experience in our business and industry. Further, his large beneficial stockholdings and long-standing service in senior leadership positions demonstrate to our stockholders Mr. Parker’s commitment to our growth and success. As the CEO, Mr. Parker is also involved in the Company’s routine operations and is in a position to elevate critical business issues to the Board and senior management because he reports to the Board as the CEO with the other executive officers and participates in the meetings as a director. The Board has determined the Chairman of the Board and CEO combination, together with a successful governance structure that includes the exercise of key oversight responsibilities by independent directors, provides an effective balance for the management of the Company and our stockholders’ best interests. Additionally, our Lead Independent Director provides for an effective balance for the management of the Company and our stockholders’ best interests. Our Board has the flexibility to modify our leadership structure in the future, as the Board deems appropriate or necessary.

Our Board and committees participate in a rigorous annual self-assessment process conducted by outside counsel involving written questionnaires, with inquiries in risk, strategic planning, succession planning, independence, Board composition, general Board operations and administration, and other areas. Our Lead Independent Director reviews these results with outside counsel and the Board, periodically meets with other Board members, and provides management with actionable feedback. Our Lead Independent Director also undergoes a thorough, written annual assessment conducted by outside counsel and reviewed with the Nominating Committee and the Board.

Proxy Access. Eligible stockholders who have continuously owned at least 3% of the issued and outstanding Class A common stock for at least three years and who otherwise meet the requirements set forth in our Sixth Amended and Restated Bylaws may have their director nominees included in our proxy materials. Eligible stockholders may aggregate up to 20 stockholders to reach the 3% ownership threshold. The number of director nominees nominated by an eligible stockholder or a group of eligible stockholders may not be more than 20% of the total number of directors of the Company, but not less than two. Notice of nominations must be received no earlier than 150 days and no later than 120 days prior to the anniversary of the date the Company mailed its proxy for the immediately preceding annual meeting of stockholders.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which, along with our articles of incorporation, bylaws, and the charters of the Board’s Committees, form the framework of governance of the Company. Our Corporate Governance Guidelines are available on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Overboarding Policy. The Board approved an overboarding policy that prohibits Mr. Parker, as CEO and Chairman of the Board, from serving on more than three public company boards in total (including service on the Company’s Board), and prohibits the other board members from serving on more than five public company boards in total (including service on the Company’s Board.) This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders. None of our directors serve on more than two public company boards (excluding the Company).

Majority Vote Policy. Our Board’s majority vote standard requires that, for directors to be elected (or reelected) to serve on the Company’s Board, they must receive support from holders of a majority of shares voted. A director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating Committee, if such director receives a greater number of votes “withheld” from his or her election than are voted “for” such election, excluding abstentions. The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the support from the holders of a majority of shares voted in the election of directors. In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable laws, rules, regulations, or governing documents, and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board will act on the Nominating Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 120 days following the certification of the stockholder vote. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the SEC. Any director who tenders his resignation pursuant to the majority vote policy will not participate in the Nominating Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other committee and Board activities, deliberations, and decisions during the Nominating Committee and Board process.

Anti-Hedging and Anti-Pledging Policy. Our anti-hedging and anti-pledging policy prohibits our CEO, President and COO, and CFO, as well as our directors, from (i) hedging their ownership positions in Class A or Class B common stock (including, but not limited to, short-selling, options, puts and calls, as well as derivatives such as swaps, forwards, and futures), (ii) pledging owned Class A or Class B common stock as collateral for loans, and (iii) purchasing our Class A common stock on margin. Hedging activities include hedging our Class A and Class B common stock. There is no hardship exception to our anti-hedging and anti-pledging policy.

Stock Ownership Guidelines. Our stock ownership guidelines require our CEO, President and COO, CFO and non-employee directors to build or maintain certain stock ownership over time through equity grants. The stock ownership guidelines for our CEO are six times annual base salary. The stock ownership guidelines for our President and COO, as well as our CFO, are one times annual base salary. The stock ownership guidelines for our non-employee directors are five times annual cash retainer.

Director Retirement Policy. In accordance with our Corporate Governance Guidelines, each director will resign as a director immediately prior to the Company’s annual meeting of stockholders first falling after the director attains 75 years of age. Notwithstanding the foregoing, the Board has authority to waive mandatory retirement in individual cases, if in the judgement of the Board the best interests of the Company and the stockholders would be served by such waiver.

Stockholder Communications with the Board of Directors. Our Board has adopted procedures by which our stockholders may communicate with our Board regarding matters of substantial importance to us. Information concerning the manner in which stockholders can communicate with the Board is set forth in our Stockholder Communications Procedures available on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu. Our Stockholder Communications Procedures, which was adopted by the Board, describes the process for sending communications and determining which communications will be relayed to directors. Please note that we reserve the right not to forward any abusive, threatening, or otherwise inappropriate materials.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee. Our Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our accounting and financial reporting policies and processes in accordance with applicable SEC rules and NASDAQ listing standards. The primary responsibilities of the Audit Committee are further described in the Audit Committee charter. These include issuing the Audit Committee Report, which appears below, and maintaining oversight over cybersecurity and information security. Our Audit Committee is currently comprised of Messrs. Bosworth, Kramer, and Welborn. Mr. Kramer was appointed as Chair of the Audit Committee in March 2021. The Audit Committee met 10 times during 2022.

Audit Committee Independence. Each member of the Audit Committee satisfies the independence and Audit Committee membership criteria set forth in NASDAQ Rule 5605(c)(2)(A). Specifically, each member of the Audit Committee:

●	is independent under NASDAQ Rule 5605(a)(2);
●	meets the criteria for independence set forth in Rule 10A‑3(b)(1) under the Exchange Act;
●	did not participate in the preparation of our financial statements or the financial statements of any of our current subsidiaries at any time during the past three years; and
●	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Charter. Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties. The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate. The charter is publicly available free of charge on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Oversight over Cybersecurity. In February 2023, upon recommendation of the Risk Committee, the Board delegated oversight of information security and cybersecurity to the Audit Committee, which is comprised solely of independent directors. The Audit Committee receives regular updates from senior executives on technology initiatives and reports to the Board as appropriate. Highlights of our information security include:

●	we follow the CIS20 standard for information security and utilize security platforms to scan and monitor our systems;
●	we perform penetration testing every 12 to 18 months;
●	we maintain an information security risk insurance policy;
●	we have not experienced any information security breaches or cybersecurity incidents in the past three years; and
●	we have not incurred any expenses, penalties, or settlements related to information security breaches or cybersecurity incidents in the last three years.

Audit Committee Financial Experts. The Board has determined that the three current members of the Audit Committee, Messrs. Bosworth, Kramer, and Welborn, qualify as “audit committee financial experts” under Item 407(d)(5)(ii) of SEC Regulation S-K. In the judgment of the Board, each such individual (i) meets the Audit Committee member independence criteria under applicable SEC rules; (ii) is independent, as independence for Audit Committee members is defined under applicable NASDAQ listing standards; and (iii) has sufficient knowledge, experience and sophistication in financial and auditing matters under relevant SEC and NASDAQ rules. The satisfaction of these factors results in each such individual’s financial sophistication under NASDAQ Rule 5605(c)(2)(A) and qualifies each such individual as an “audit committee financial expert,” under Item 407(d)(5)(ii) of SEC Regulation S-K. The Board has designated Mr. Kramer as our Audit Committee financial expert.

Financial Reporting. The Company has always received an unqualified opinion from its auditor, has never restated its financials, and has never been untimely in its financial disclosure filings.

Report of the Audit Committee. In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K and determines certain other matters, including the independence of our independent registered public accounting firm. The Report of the Audit Committee for 2022 is set forth below.

The Audit Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee

The primary purpose of the Audit Committee of the Board of Covenant Logistics Group, Inc. (the “Company”) is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports, financial reporting processes, and systems of internal control over financial reporting. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management has primary responsibility for the preparation, consistency, integrity, and fair presentation of the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Audit Committee is responsible for the appointment, evaluation, compensation, retention, and oversight of the work of the Company’s independent registered accounting firm. Grant Thornton LLP (“Grant Thornton”) was the Company’s independent registered accounting firm for the year ended December 31, 2022. Grant Thornton was responsible for conducting independent quarterly reviews and an independent annual audit of the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.

For the year ended December 31, 2022, the Audit Committee has (i) reviewed and discussed the audited financial statements, management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and Grant Thornton; (ii) discussed with Grant Thornton the matters required to be discussed pursuant to Auditing Standard No. 1301 (Communications with Audit Committees) issued by the PCAOB; (iii) received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence; and (iv) discussed with Grant Thornton its independence as the Company’s independent registered public accounting firm and auditor. The Audit Committee, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and Grant Thornton. The Audit Committee held 10 meetings during 2022. The Audit Committee met in periodic executive sessions with each of Grant Thornton, management, and the internal audit department during 2022.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Audit Committee:
D. Michael Kramer, Chair
Robert E. Bosworth
W. Miller Welborn

The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee. As more fully outlined in the Compensation Committee charter, the primary functions of the Compensation Committee of our Board are to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including the CEO; evaluate and approve our compensation plans, policies, and programs for executive officers; produce an annual report on executive compensation; make recommendations to the Board on matters of Chairman of the Board, CEO, and President succession; and perform such other duties as may be assigned to it by our Board or imposed by applicable laws or regulations. In furtherance of its duties, the Compensation Committee reviews and approves the elements of the compensation of our executive officers and our overall executive compensation strategy to ensure such components align with our business objectives, responsible corporate practices, and our stockholders’ interests. The Compensation Committee also makes recommendations on other compensation matters to the full Board. The Compensation Committee has the authority to carry out the foregoing responsibilities under its charter, and may delegate such authority to subcommittees of the Compensation Committee. Our Compensation Committee is currently comprised of Messrs. Welborn, Bosworth, and Kramer. Mr. Welborn serves as Chair of the Compensation Committee. The Compensation Committee met 6 times during 2022.

CEO Evaluation and Performance Results. Our CEO undergoes a thorough annual assessment and evaluation conducted by the Board and facilitated by outside counsel. This assessment evaluates our CEO’s performance in light of relevant corporate goals and objectives, with inquiries in strategic planning, financial results, capital allocation, succession planning, human resources, leadership, management, and other areas.

Compensation Committee Independence. While serving on the Compensation Committee, each member satisfied the independence and Compensation Committee membership criteria set forth in NASDAQ Rule 5605(d)(2)(A) and applicable SEC regulations. In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director’s source of compensation and affiliations. Specifically, while serving on the Compensation Committee, each member of the Compensation Committee:

●	was independent under NASDAQ Rule 5605(a)(2);
●	met the criteria for independence set forth in Rule 10C-1(b)(1) under the Exchange Act;
●	did not directly or indirectly accept any consulting, advisory or other compensatory fee from the Company; and
●

as determined by our Board, was not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and did not have any other relationship, which would impair each respective member’s judgment as a member of the Compensation Committee.

Compensation Committee Charter. Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties. The Compensation Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate. The charter is publicly available free of charge on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Report of the Compensation Committee. In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee for 2022 follows.

The Report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Compensation Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Compensation Committee

The Compensation Committee of the Board of Covenant Logistics Group, Inc. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis section (as required by Item 402(b) of Regulation S-K of the SEC) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 17, 2023. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Committee:
W. Miller Welborn, Chair
Robert E. Bosworth
D. Michael Kramer

Compensation Committee Interlocks and Insider Participation

Messrs. Welborn, Bosworth, and Kramer served on the Compensation Committee during 2022. Messrs. Welborn, Bosworth, and Kramer were not officers or employees of the Company at any time during 2022 or as of the date of this Proxy Statement, nor was any such individual a former officer of the Company. In 2022, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled Certain Relationships and Related Transactions.

During 2022, none of our executive officers served as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee. Additionally, during 2022, none of our executive officers served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

See Certain Relationships and Related Transactions for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and Executive Compensation – Director Compensation for a description of compensation of the members of the Compensation Committee.

The Nominating and Corporate Governance Committee

Functions, Composition, and Meetings of the Nominating and Corporate Governance Committee. Our Nominating Committee recommends to the Board potential director nominee candidates for election to the Board and makes recommendations to the Board concerning issues related to corporate governance, as further detailed in the Nominating Committee charter discussed below. Our Nominating Committee was responsible for overseeing our information security and cybersecurity, prior to these responsibilities being assigned to the Audit Committee in February 2023. Our Nominating Committee is comprised of Messrs. Moline, Carson, and Schmidt. Mr. Moline serves as chair of the Nominating Committee. All current members of the Nominating Committee are independent, as independence for Nominating Committee members is defined under applicable SEC regulations and NASDAQ listing standards. The Nominating Committee met 4 times in 2022. In selecting the slate of directors for 2023, the Nominating Committee considered the skillsets and qualifications of the current directors, particularly in the areas of technology, industry experience, and diversity. The Nominating Committee has recommended that the Board nominate Messrs. Parker, Carson, Hogan, Kramer, Moline, Rosser, Schmidt, and Welborn, and Ms. Parker-Hatchett, for election at the Annual Meeting, each of whom is currently serving as a director, except for Messrs. Hogan and Rosser.

Nominating and Corporate Governance Committee Charter. Our Nominating Committee operates pursuant to a written charter detailing its purpose, powers, and duties. The Nominating Committee periodically reviews its formal written charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and recommends changes to the Board when appropriate. A copy of the charter (which includes Exhibit A (Criteria for Board of Directors) to such charter, as mentioned below) is available free of charge on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board, after considering the recommendations of the Nominating Committee. The members of the Nominating Committee review the qualifications of various persons to determine whether they are qualified director nominee candidates for membership on the Board. The Nominating Committee will review all such candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter, SEC regulations, and NASDAQ listing standards. Upon identifying and selecting qualified director nominee candidates, the Nominating Committee then submits its director nominee selections to our Board for consideration. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees. With regard to specific qualities and skills of potential director nominees, the Nominating Committee believes it is necessary that: (i) at least a majority of the members of the Board qualify as “independent” under NASDAQ Rule 5605(a)(2); (ii) at least three members of the Board satisfy the Audit Committee membership criteria specified in NASDAQ Rule 5605(c)(2)(A); (iii) at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to be financially sophisticated under NASDAQ Rule 5605(c)(2)(A) and qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K; and (iv) at least two members of the Board satisfy the Compensation Committee membership criteria specified in NASDAQ Rule 5605(d)(2)(A). In addition to these specific requirements, the Nominating Committee takes into account all factors it considers appropriate, which may include, but are not limited to, an individual’s experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, diversity, and personal and professional integrity. Exhibit A (Criteria for Board of Directors) of the Nominating Committee charter also sets forth various factors and criteria used for selecting director nominees (such factors and criteria are not absolute prerequisites for any such nominee). Generally, the Nominating Committee will first consider current Board members as potential director nominees because they meet the criteria listed above and possess knowledge of our history, strengths, weaknesses, goals, and objectives.

Annual Board Self-Assessment. The Nominating Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance. The Nominating Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance. These tasks are accomplished in part through our written annual Board evaluation questionnaire in which our independent directors assess and comment on various issues concerning the Board’s and each committee’s performance, oversight, resources, composition, culture, and committees. Questionnaire responses are anonymously compiled and summarized in a report distributed to the Board by outside counsel. The responses are analyzed by the Nominating Committee and discussed with the Board. Outside counsel monitors resulting action items, to ensure that identified issues are addressed by the Board or the appropriate committee of the Board. The Nominating Committee periodically reviews the self-assessment process. We believe the self-assessment process provides valuable constructive feedback that contributes to the Board’s overall effectiveness, functionality, and oversight.

Board Diversity. In recommending director nominee candidates for the Board, the Nominating Committee considers Board diversity along with the various other factors discussed above. Our Nominating Committee does not have a formal policy with respect to diversity, but considers it desirable if potential nominees complement and contribute to the Board’s overall diversity and composition. Pursuant to the Nominating Committee’s charter, such consideration includes each individual candidate’s ability to enhance differences of viewpoint, professional experience, education, skills, and other individual qualities among the members of the Board. Diversity is not limited solely to gender, race and ethnicity distinctions, and we interpret diversity to encompass an individual’s ability to positively contribute to the chemistry and collaborative nature of our Board, as well as such person’s personal and professional experiences, aptitude, and expertise relevant to our industry. In addition, the Nominating Committee will consider the diversity criteria set forth in NASDAQ Rule 5605(f) for director nominee candidates going forward to ensure compliance with such rule by the deadlines specified therein. Currently, our Board includes one self-identified female director and one self-identified underrepresented minority director within the definition of NASDAQ Rule 5605(f), satisfying the diversity requirements of such rule. The Nominating Committee periodically reviews and assesses the effectiveness of the Committee’s policies with respect to its consideration of diversity in identifying director nominees.

Stockholder Director Nominee Recommendations. Outside of the proxy access provision of our Bylaws, described above, it is generally the policy of the Nominating Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious, timely received, and comply with SEC rules and regulations setting forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials, specifically Rule 14a-8 of the Exchange Act. To be timely, recommendations must be received in writing by M. Paul Bunn at our principal executive office at least 120 days prior to the one-year anniversary of the mailing date of our proxy statement for the prior year’s Annual Meeting of Stockholders. For our 2024 Annual Meeting of Stockholders, all stockholder recommendations of proposed director nominees must be received in writing by M. Paul Bunn no later than the close of business on December 20, 2023. Such stockholder recommendations should be addressed and sent to M. Paul Bunn, President and Chief Operating Officer; Covenant Logistics Group, Inc.; 400 Birmingham Highway; Chattanooga, Tennessee 37419. In addition, any stockholder director nominee recommendation must include the following information:

●	the proposed director nominee’s name and qualifications and the reason for such recommendation;
●	the name and record address of the stockholder(s) proposing such nominee;
●	the number of shares of our Class A and/or Class B common stock that are beneficially owned by such stockholder(s) and the dates indicating how long such stock has been held by such stockholder(s);
●	a description of any financial or other relationship between the stockholder(s) and such director nominee or between the director nominee and us or any of our subsidiaries;
●	appropriate biographical and other information equivalent to that required of all other director nominee candidates; and
●	any other information such stockholder(s) must provide pursuant to and as required under Rule 14a-8 of the Exchange Act or any other applicable rules.

Oversight over Information Security and Cybersecurity. The Nominating Committee, which is comprised solely of independent directors, had oversight over our information security and cybersecurity through February of 2023. During this time the Nominating Committee, and when appropriate the Board, received regular updates from senior executives on information security, cybersecurity, and technology initiatives. We believe Messrs. Carson and Moline, who serve on the Nominating Committee and Mr. Kramer who serves on the Audit Committee, have relevant experience in information security and cybersecurity. Mr. Kramer previously served as the Chief Technology Officer of Integra Bank Corporation. Mr. Carson previously served as Secretary of the U.S. Department of Housing and Urban Development and held numerous leadership positions at prestigious institutions in the medical field. Mr. Moline has served in senior leadership roles at various telecommunications companies. In February 2023, upon recommendation of the Risk Committee, the Board delegated oversight of information security and cybersecurity to the Audit Committee.

The Risk Committee

Functions, Composition, and Meetings of the Risk Committee. The Risk Committee was established in February 2022. Our Risk Committee aids the Board in fulfilling its oversight responsibilities relating to the identification, evaluation, and mitigation of operational, strategic, and external environment risks. Our Risk Committee is responsible for monitoring and reviewing, with management, the Company’s risk framework, including, but not limited to, the adequacy and effectiveness of the Company’s risk management policies, safety initiatives, business continuation, and enterprise risk management program. Our Risk Committee reviews whether the Company is taking appropriate measures to achieve a prudent balance between risk and reward in both ongoing and new business and strategic activities. Our Risk Committee is comprised of Messrs. Schmidt and Carson, and Ms. Parker-Hatchett. Mr. Schmidt serves as chair of the Risk Committee. Our Risk Committee met 3 times in 2022.

Risk Committee Charter. Our Risk Committee operates pursuant to a written charter detailing its purpose, powers, and duties. The Risk Committee periodically reviews its formal written charter and recommends changes to the Board when appropriate. A copy of the charter is available free of charge on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO, Mr. Parker and Mr. Hogan, for whom information is set forth above under Proposal 1 – Election of Directors), as well as other members of senior management. All executive officers are elected annually by the Board. Family relationships between any directors and executive officers, if any, are noted in the relevant biographies. All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer. Each of the executive officers also has consented to being identified as such in this Proxy Statement and has indicated his intention to serve in his respective office, if elected by the Board.

M. Paul Bunn, 45, has been our President and Chief Operating Officer (“COO”) since January 2023. Mr. Bunn previously served as our Senior EVP, COO, and Secretary between April 2021 and January 2023, our EVP, CFO, and Secretary from April 2020 to April 2021, our EVP and CAO from April 2019 to April 2020, our Chief Accounting Officer and Treasurer from January 2012 to April 2020, and our SVP from 2017 to April 2019. Previously, Mr. Bunn served as our Corporate Controller from July 2009 to January 2012. Prior to that, Mr. Bunn served as an Audit Senior Manager for Ernst & Young, LLP, a global professional services provider.

James “Tripp” S. Grant, 44, has been our EVP and CFO since May 2022. Mr. Grant joined the Company as the Corporate Controller in July 2019 and was promoted to Chief Accounting Officer in September 2020. Mr. Grant has served as the Company’s principal accounting officer since August 2019. Previously, Mr. Grant worked at Chattem, Inc., from August 2007 to June 2019, during which time he served in the following roles: Director - Corporate Projects, Corporate Controller, and Assistant Controller. Prior to Chattem, Mr. Grant served as a Senior Internal Auditor at Electric Power Board of Chattanooga, an electric power distribution and telecommunications company from January 2006 to August 2007, and a Senior Accountant at Neal, Scouten, & McConnell, P.C. from August 2002 to January 2006.

Lynn Doster, 57, has been our EVP - Dedicated and Warehousing Operations since October 2022 and was our EVP - Dedicated Operations from March 2021 to October 2022 and our SVP of Operations from April 2020 to February 2021. Ms. Doster joined the Company in July 2018 following our acquisition of Landair Holdings Inc. (“Landair”). At Landair, Ms. Doster was previously the SVP of Operations, a position she held since joining the organization in 2013. Prior to joining the Company, Ms. Doster achieved increasing levels of operational responsibilities in her 14 year career with Penske Logistics, a global third-party logistics provider, four of which she served in the role of Vice President of Operations.

Samuel “Sam” F. Hough, 57, has been our EVP - Expedited Operations since September 2020. Mr. Hough served as our EVP - Highway Services between April 2020 and September 2020. Previously Mr. Hough served as EVP and COO of CTI since joining us in February 2013. Prior to joining the Company, Mr. Hough served as Vice President of Sales from 2010 to 2013, Vice President of Regional Operations from 2009 to 2010, and Vice President of Revenue Management from 2006 to 2009 for Conway Truckload, Inc., a freight transportation provider operating in the United States, Canada, and Mexico.

Joey Ballard, 48, has been our EVP - People and Safety since May 2022. Ms. Ballard served as SVP of Talent Management between April 2019 and May 2022. Ms. Ballard joined the Company in July 2018 following the Landair Acquisition and previously was the Senior Director of Talent Management at Landair. Prior to joining the Company, Ms. Ballard served in various roles at Landair since 1999. Ms. Ballard is a board member of Greeneville Community Hospital (Ballard Health) and actively involved in other community organizations.

Matisse Long, 47, joined the Company as the Corporate Controller in June 2021. Mr. Long is a co-founder and director of Advisory Information Technology, LLC (“AdIT”), a division of Mauldin & Jenkins, LLC. At AdIT, Mr. Long has overseen many of the division’s advisory, accounting, and informational technology responsibilities. Mr. Long is a Certified Public Accountant with over 21 years of experience in private and public accounting, with extensive experience in transportation. Mr. Long was previously the practice leader of Windham Brannon, PC’s advisory services practice.

Daniel B. Porterfield, 50, has served as our SVP of Maintenance and Equipment Control since September 2021 and as SVP of Maintenance since July 2019. Previously, Mr. Porterfield has served as our Breakdown Manager, Shop Manager, and Director of Maintenance. From April 2015 to July 2019, Mr. Porterfield served as Vice President (“VP”) of Maintenance. Mr. Porterfield has been with the Company since December 1995.

George Yates, 33, has served as our SVP of Brokerage and General Manager of Transportation Management since June 2021. Previously, Mr. Yates has served as our Director of Operations from June 2017 to April 2018, VP of Operations from April 2018 to August 2020, and VP and General Manager from June 2020 to June 2021. Prior to joining the Company, Mr. Yates served as Operations Manager of U.S. Xpress from 2014 to 2016 and as VP of Sales and Marketing at FreightWaves from 2016 to 2017. Mr. Yates has been with the Company since June 2017.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own (directly or indirectly) more than 10% of our Class A common stock, to file reports of ownership and changes in ownership with the SEC.  Officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such reports (including any amendments thereto) filed with the SEC during 2022 and written representations that no other reports were required during the year ended December 31, 2022, we believe that all of the Company's executive officers, directors, and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the year ended December 31, 2022, except Ms. Ballard filed a late Form 4 on November 18, 2022 to report shares of Class A common stock disposed of via an intra-plan transfer out of an employer stock fund under the Company’s 401(k) plan on November 14, 2022.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries. The Code of Conduct and Ethics includes provisions applicable to our CEO, CFO, Chief Accounting Officer, controller, or persons performing similar functions and that collectively constitute a “code of ethics” within the meaning of Item 406(b) of SEC Regulation S‑K. A copy of the Code of Conduct and Ethics is publicly available free of charge on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Pursuant to SEC regulations and NASDAQ listing standards, we will disclose amendments to or waivers of our Code of Conduct and Ethics in a press release, on our website, www.covenantlogistics.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate. To date, we have not granted any waivers from our Code of Conduct and Ethics to the CEO, CFO, Chief Accounting Officer, Controller, or any person performing similar functions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement section identifies our Named Executive Officers (as designated below) and explains how our executive compensation programs, policies and decisions are formulated, applied, and operate with respect to the Named Executive Officers. In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement. As noted in that section, our Compensation Committee, which for 2022 was comprised only of directors who satisfy applicable SEC and NASDAQ independence requirements, oversees and administers our executive compensation policies and practices.

Executive Summary

For 2022, we generated over $1.2 billion in revenue, the highest annual earnings per share in our history, and a 15.3% return on average invested capital. We also acquired AAT Carriers, Inc., (“AAT”), repurchased $3.4 million or approximately 20% of outstanding common stock, paid four quarterly dividends, and maintained moderately low debt. These achievements were made possible by the hard work and dedication of all of our employees, including our Named Executive Officers.

In designing our 2022 compensation plan, the Compensation Committee considered that our say-on-on pay resolution at the 2022 Annual Meeting of Stockholders was approved with approximately 82.0% of the votes cast. For 2022, the Compensation Committee aligned pay with performance through short-term cash incentive programs with corporate and divisional goals, as well as performance-based option grants to certain Named Executive Officers.

Key Features of Executive Compensation Program

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✔	Conservative pay policy with total Named Executive Officer compensation positioned below the median
✔	Annual say-on-pay votes
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✔	No tax gross-ups
✔	No excessive perquisites for executives
✔	Direct link between pay and performance that aligns business strategies with stockholder value creation
✔	No re-pricing or back-dating of stock options or similar awards
✔

No equity vesting periods of less than twelve months (except for the 5% of the share reserve as of the adoption of the Second Amendment to the Incentive Plan in July 2020 that are available for issuance under the Incentive Plan with no minimum vesting requirements)

✔	No payment of dividends on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔	No voting on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔	Double trigger change in control for severance benefits.
✔	Double trigger change in control equity awards since July 2020.
✔	No discretion under the Incentive Plan for the Compensation Committee to accelerate vesting, except in cases involving death or disability
✔	No cash vehicle allowances or company-provided cars
✔	Clawback policy

Named Executive Officers

For the year ended December 31, 2022, our named executive officers (collectively, the “Named Executive Officers or NEOs”) were as follows:

Name	Position
David R. Parker	Chairman of the Board and CEO
M. Paul Bunn	President and COO(1)
Tripp Grant	EVP and CFO(1)
Joey B. Hogan	EVP(1)
Samuel F. Hough	EVP – Expedited Operations
Lynn Doster	EVP – Dedicated and Warehousing Operations(1)

(1)

Between January 1, 2022 and December 31, 2022, Mr. Bunn served as our Senior EVP, COO, and Secretary and Mr. Hogan served as our President. Mr. Hogan also served as our PFO between January 1, 2022 and May 17, 2022. Between January 1, 2022 and May 17, 2022, Mr. Grant served as our Chief Accounting Officer. Between January 1, 2022 and October 23, 2022, Ms. Doster served as our EVP - Dedicated Operations.

Overview and Philosophy of Compensation

The Compensation Committee of our Board oversees all of our executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, including through the annual CEO assessment, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executive officers’ interests with the interests of our stockholders. The Compensation Committee also reviews and approves all forms of deferred compensation and incentive compensation, including annual cash bonuses, stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO and our President in reviewing and approving the overall compensation of the other executive officers (but not with respect to their own compensation).

The Compensation Committee has the authority under its charter to retain outside consultants as it deems appropriate. In accordance with this authority, the Compensation Committee engaged Willis Towers Watson to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers. The Compensation Committee used this advice and information as a guide in reviewing our executive compensation program, including with respect to the setting of base salaries and grants of equity awards to our executive officers.

At the most senior level, including our Named Executive Officers, we seek to attract, motivate, and retain executive officers who are capable of evaluating, building, and managing multiple businesses, and who we believe will create long-term value for our stockholders. In this regard, we use a mix of compensation designed to provide overall compensation levels that (i) are sufficient to attract and retain talented executive officers and to motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable, (iii) enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders, and (iv) are consistent with our goal of controlling costs. In many instances we build our compensation elements around long-term retention and development together with annual rewards based on financial performance.

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed compensation and incentive compensation. The total compensation for senior executive officers, including the Named Executive Officers, consists of the following five components:

●	base salary;
●	annual incentive compensation, which may include performance-based annual cash and/or equity awards;
●	long-term equity incentive awards;
●	other compensation, including specified perquisites; and
●	employee benefits, which are generally available to all of our employees.

Compensation Determination Process

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive officer’s total compensation, the Compensation Committee considers whether total compensation:

●	is fair and reasonable to us;
●	is internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees; and
●	is within a reasonable range of the compensation afforded by other opportunities.

The Compensation Committee also takes into consideration the following:

●	overall economic conditions;
●	changes in responsibility;
●	our recent and expected financial performances;
●

the Compensation Committee’s assessment of the executive officer’s leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment, contributions to our financial results and the creation of stockholder value; and

●	current and past compensation.

In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. Consistent with our need to control costs and our desire to recognize our executive officers’ performance where such recognition is warranted, the Compensation Committee has attempted to weight overall compensation toward incentive and equity based compensation. Accordingly, a substantial part of the compensation package for each executive officer is at risk and is only earned if our performance and the performance of the executive officer so warrants. Moreover, the entire amount of the equity-based incentive is subject to fluctuations in our stock price, in alignment with the exposure of our stockholders, so our executives experience both upside and downside exposure. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.

In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee’s general understanding of compensation levels of public companies, the historical compensation levels of the executive officers and, in certain years, information provided by compensation consultants. We generally do not rely on short-term changes in business performance when setting compensation, nor do we have a formal policy regarding the percentage allocated between cash and non-cash compensation or current versus long-term compensation. Rather, the Compensation Committee adjusts these factors as our needs and goals change.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executive officers. Base pay is a critical element of our compensation program because it provides our executive officers with stability. Compensation stability allows our executive officers to focus their attention and efforts on creating stockholder value and on our other business objectives. In determining base salaries, we consider:

●	the executive officer’s current base salary;
●	recent economic conditions and our financial results; and
●

the executive officer’s qualifications and experience, including but not limited to, the executive’s length of service with us, the executive’s industry knowledge, and the quality and effectiveness of the executive’s leadership, integrity, scope of responsibilities, dedication to us and our stockholders, past performance, and current and future potential for providing value to our stockholders.

The base salaries of our executive officers will differ based upon these factors. Market adjustments to executive officer base salaries may also be made when a significant change occurs to an executive officer’s position or responsibilities or if comparative market data indicates a significant deviation compared to market salary practices. The total base salaries earned by each of our Named Executive Officers in 2022 are disclosed in the Summary Compensation Table.

Incentive Compensation

Long-Term Incentives

The Covenant Logistics Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan, as amended (the “Incentive Plan”), is a broad-based cash and equity incentive plan. Long-term incentives under the Incentive Plan are typically granted as equity awards. We use equity awards, among other things, to:

●	provide incentives to executive officers in a manner designed to reinforce our performance goals;
●	attract, motivate, and retain qualified executive officers by providing them with long-term incentives; and
●

align our executive officers’ and stockholders’ long-term interests by creating a strong, direct link between executive compensation and stockholder return (in this Proxy Statement, the terms “stockholder return” and “stockholder value” generally refer to the percentage increase in the value of our stockholders’ Company shares).

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company’s long-term prospects), requiring holding periods for equity grants, and granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price. Such awards also incentivize executive officers to remain with us over an extended period of time, which enables us to retain experienced executive talent. Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

In determining our long-term incentive compensation, our Compensation Committee evaluates which award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating long-term stockholder value. The Compensation Committee considers several factors when determining long-term incentive awards to be granted to our executive officers, including:

●	the recommendations of our CEO and our President;
●	how the achievement of certain performance goals will help us improve our financial and operating performance and add long-term value to our stockholders;
●

the value of the award in relation to other elements of total compensation, including the number of options or restricted stock currently held by the executive officer, and the number of stock options or restricted stock granted to the executive officer in prior years;

●	the executive officer’s position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historical and recent performance;
●	the expected impact of awards on executive officer retention;
●	the tax deductibility of certain awards; and
●	the impact of the awards on our earnings, cash flows, and diluted share count.

Please refer to the Summary Compensation Table and Grants of Plan-Based Awards Table for further details regarding long-term incentives awarded to our Named Executive Officers.

Performance-Based Annual Cash Bonuses

The Compensation Committee uses performance-based annual cash bonuses to provide motivation for the executives to produce positive results in the expected business environment for the year. These performance-based annual bonuses are based on the executives’ completion of annual bonus targets established by the Compensation Committee. Performance-based annual cash bonuses typically encourage and reward executive officers for performance during the fiscal year and on a short-term basis. We believe our performance-based bonuses also contribute to our long-term success because such bonuses motivate and reward achievement of strategic and financial goals that are judged by the Compensation Committee to reflect desirable targets.

When calculating the cash bonus earned by an executive officer under the Incentive Plan, the Compensation Committee may, in its sole judgment, exercise negative discretion to eliminate or reduce the size of a bonus if the Compensation Committee determines such action is appropriate, but may not increase a bonus above the executive’s maximum cash bonus actually earned based on achievement of the objective performance criteria. Further, the Compensation Committee is required to certify, prior to payment of a cash bonus under the Incentive Plan, that the respective performance targets underlying the cash bonus were achieved.

Our short-term cash incentive plan for 2022 is described under Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2022 Senior Executive Bonus Program.

Other Compensation

We provide our Named Executive Officers with certain other benefits, which include perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each executive’s total compensation. In setting the amount of these benefits, the Compensation Committee considers each executive’s position and scope of responsibilities and all other elements comprising the executive’s compensation. The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation Table.

In May 2022, the Committee approved and adopted the Covenant Logistics Group Supplemental Savings Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan constitutes an unfunded, nonqualified deferred compensation plan that allows a select group of management and highly compensated employees, including our Named Executive Officers, to voluntarily defer compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Participants may elect to defer into the Plan up to 50% of base salary and up to 100% of bonuses and commissions. In addition, the Plan allows, but does not require, the Company to make employer discretionary contributions to participant accounts from time to time. Effective July 1, 2022, employee participants, including our Named Executive Officers, are eligible for a Company match of 75% of employee contributions up to 5% of eligible compensation (salary, bonuses, and commissions), subject to an annual limit of $12,500. All employee contributions are fully vested upon contribution. Company matching contributions are fully vested once the employee reaches three years of service with the Company. As all of our Named Executive Officers have been employed by the Company for more than three years, their Company matching contributions are fully vested. We offer a number of investment options under the Deferred Compensation Plan. Participants are responsible for choosing the deemed investments for their deferred cash compensation and may change the deemed investment selections for their existing account balances at any time. The investment options offered currently include money market funds, bond funds, blended funds, and stock funds. The participant may elect to receive a lump sum distribution, installments of up to 15 years upon the occurrence of separation from service after reaching a specified retirement age, or installments of up to 5 years upon a date specified by the participant. Notwithstanding the participant’s election, he or she would receive a lump sum distribution upon death, eligible disability, or separation from service prior to reaching the specified retirement age. The participant may request a withdrawal of a stated amount to cover an eligible unforeseeable emergency. All distributions under the Deferred Compensation Plan will be paid in cash.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees. We believe our benefits are competitive compared to those offered by similar companies in our general transportation industry and other comparable publicly traded truckload carriers.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Mr. Parker founded Covenant Transport, Inc. in 1985 with 25 tractors and 50 trailers and has been our chief executive since our inception. We have achieved considerable growth in revenue since our inception and now serve as the holding company for several transportation and logistics providers that generated $1.2 billion in revenue in 2022, in the aggregate operated approximately 2,138 tractors and 5,367 trailers (as of December 31, 2022) and offer premium transportation and logistics services for customers throughout the United States.

During 2022, Mr. Parker did not receive an equity award given his significant stock ownership aligns with stockholder value creation. Mr. Parker was eligible for the following compensation:

●	an annualized base salary of $729,872, which was increased to $766,376, effective August 16, 2022;
●	participation in the 2022 Senior Executive Bonus Program, as described in more detail under the heading 2022 Senior Executive Bonus Program below;
●	participation in the AAT Bonus Program, as described in more detail under the heading AAT Bonus Program below;
●

use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain of his club fees and dues, and Company contributions to his 401(k) account;

●

use of a corporate aircraft for personal use, subject to reimbursement at the higher of two times fuel expense or the Standard Industry Fare Level rate, and an allowance of 50 aggregate hours for personal use of the aircraft by Messrs. Parker, Bunn, and Hogan (“Corporate Aircraft Use”); and

●	medical, dental, and group life insurance.

Compensation Paid to Our Other Named Executive Officers

In 2022, the form and amount of compensation for our Named Executive Officers was recommended by Messrs. Parker and Hogan, provided that Messrs. Parker and Hogan did not recommend their own compensation. The form and amount of compensation for Mr. Hogan was recommended by Mr. Parker. As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, its general understanding of compensation levels at public companies to determine that such recommendations with respect to the compensation levels and forms were appropriate for 2022.

Mr. Bunn

During 2022, Mr. Bunn was eligible for the following compensation:

●	an annualized base salary of $400,005, which was increased to $420,014, effective August 16, 2022;
●	participation in the 2022 Senior Executive Bonus Program, as described in more detail under the heading 2022 Senior Executive Bonus Program below;
●	participation in the AAT Bonus Program, as described in more detail under the heading AAT Bonus Program below;
●	use of our corporate travel agency to arrange personal travel, Corporate Aircraft Use, disability insurance, and Company contributions to his 401(k) account and Deferred Compensation Plan account; and
●	medical, dental, and group life insurance.

Mr. Grant

During 2022, Mr. Grant was eligible for the following compensation:

●	an annualized base salary $218,920, which was increased to $305,011, effective May 18, 2022;
●	participation in the 2022 Senior Executive Bonus Program, as described in more detail under the heading 2022 Senior Executive Bonus Program below;
●	participation in the AAT Bonus Program, as described in more detail under the heading AAT Bonus Program below;
●	a grant of 5,514 shares of restricted stock to further align his compensation with Company performance, as described in more detail under the heading May 2022 Restricted Stock Grants below;
●	use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account and Deferred Compensation Plan account; and
●	medical, dental, and group life insurance.

Mr. Hogan

During 2022, Mr. Hogan was eligible for the following compensation:

●	an annualized base salary of $513,219, which was increased to $538,886, effective August 16, 2022;
●	participation in the 2022 Senior Executive Bonus Program, as described in more detail under the heading 2022 Senior Executive Bonus Program below;
●	participation in the AAT Bonus Program, as described in more detail under the heading AAT Bonus Program below;
●	use of our corporate travel agency to arrange personal travel, Corporate Aircraft Use, disability insurance, and Company contributions to his 401(k) account and Deferred Compensation Plan account; and
●	medical, dental, and group life insurance.

Mr. Hough

During 2022, Mr. Hough was eligible for the following compensation:

●	an annualized base salary $355,160, which was increased to $372,923, effective August 16, 2022;
●	participation in the 2022 Senior Executive Bonus Program, as described in more detail under the heading 2022 Senior Executive Bonus Program below;
●	participation in the AAT Bonus Program, as described in more detail under the heading AAT Bonus Program below;
●	a grant of 6,617 shares of restricted stock to further align his compensation with Company performance, as described in more detail under the heading May 2022 Restricted Stock Grants below;
●	use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account and Deferred Compensation Plan account; and
●	medical, dental, and group life insurance.

Ms. Doster

During 2022, Ms. Doster was eligible for the following compensation:

●	an annualized base salary of $309,005, which was increased to $339,913, effective August 16, 2022;
●

a special cash bonus of $50,000 in recognition of her promotion to EVP – Dedicated Operations in the prior year, as well as Dedicated’s ongoing performance, approved by the Compensation committee on February 16, 2022;

●	participation in the 2022 Senior Executive Bonus Program, as described in more detail under the heading 2022 Senior Executive Bonus Program below;
●	a grant of 6,617 shares of restricted stock to further align her compensation with Company performance and, as described in more detail under the heading May 2022 Restricted Stock Grants below;
●	use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account and Deferred Compensation Plan account; and
●	medical, dental, and group life insurance.

2022 Senior Executive Bonus Program

Under the 2022 Senior Executive Bonus Program, our Named Executive Officers were eligible to receive incremental cash bonuses upon satisfaction of certain goals related to adjusted earnings per share (“Adjusted EPS”), growth, safety, and operating ratio, over a performance period of January 1, 2022 to December 31, 2022.

The annual bonus targets, expressed as a percentage of year-end annualized base salary, under the 2022 Senior Executive Bonus Program were as follows:

Named Executive Officer	Bonus Target
David R. Parker	100.0%
M. Paul Bunn	85.0%
Tripp Grant	60.0%(1)
Joey B. Hogan	100.0%
Samuel F. Hough	50.0%
Lynn Doster	50.0%

(1)	Mr. Grant’s annual bonus target was increased from 40.0% to 60.0% on May 18, 2022 in association with his promotion to EVP and CFO.

Each of the Participants could earn up to 150.0% of their bonus target based on Adjusted EPS for fiscal year 2022, as follows:

Adjusted EPS	Achievement Potential as a Percentage of Bonus Target(1)
$2.50	37.5%
$3.00	75.0%
$4.00	150.0%

(1)	The Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the Adjusted EPS goals.

Each of the Participants were also eligible to earn up to an additional 25.0% of their bonus target based on achievement of the following goals in fiscal year 2022 (6.25% of their bonus target for each goal achieved), as follows:

●	Brokerage Growth - Grow Brokerage segment base business or convert non-contractual project to contractual terms by greater than 20% over 2021;
●	Safety - Improve the Company’s DOT accident per million mile by 1% under 2021, which was the best year in the Company’s history;
●	Operating Ratio - Achieve a Dedicated segment operating ratio of 93.5% or better for the fourth quarter of fiscal year 2022; and
●	TMS/Warehouse Growth - Grow transportation management services (“TMS”) and the Warehouse segment’s combined freight revenue by greater than 16% over 2021 results.

In February 2023, the Compensation Committee determined that the following goals were met: Adjusted EPS ($5.84 Adjusted EPS for fiscal year 2022), brokerage growth (34.6% growth), safety (over 1% improvement), and TMS/Warehouse growth (19% growth), resulting in the following payouts under the 2022 Senior Executive Bonus Program:

Named Executive Officer	Payout
David R. Parker	$1,293,260
M. Paul Bunn	$602,458
Tripp Grant	$308,824
Joey B. Hogan	$909,370
Samuel F. Hough	$314,654
Lynn Doster	$286,802

AAT Bonus Program

In February 2022, the Company acquired AAT, a carrier specializing in highly regulated, time-sensitive loads for the U.S. Government. In May 2022, in order to incentivize certain financial goals related to AAT, the Compensation Committee approved the AAT Bonus Program. Under the AAT Bonus Program, Messrs. Parker, Grant, Hogan, and Hough are eligible to receive cash bonuses and Mr. Bunn is eligible to earn certain restricted stock based on three AAT EBITDA goals (collectively, the “EBITDA Goals”). The EBITDA Goals are as follows:

EBITDA Goals	AAT EBITDA	Performance Period
EBITDA Goal 1	>$13,000,000	March 1, 2022 to February 28, 2023
EBITDA Goal 2	>$15,000,000	March 1, 2023 to February 29, 2024
EBITDA Goal 3	>$17,500,000	March 1, 2023 to February 29, 2024

Upon achievement of the EBITDA Goals, Messrs. Parker, Grant, Hogan, and Hough will earn the following cash bonuses:

Named Executive Officer	EBITDA Goal 1	EBITDA Goal 2	EBITDA Goal 3
David R. Parker	$83,333	$83,333	$83,334
Tripp Grant	$25,000	$25,000	$50,000
Joey B. Hogan	$83,333	$83,333	$83,334
Samuel F. Hough	$25,000	$25,000	$50,000

Any cash earned as a result of meeting an EBITDA Goal will be subject to an additional retention requirement and will be paid on the first anniversary of the end of the performance period for the applicable EBITDA Goal, subject to continuous employment through the payment date.

Also, under the AAT Bonus Program, Mr. Bunn received 18,042 shares of restricted Class A common stock. 6,014 shares of restricted stock will be earned upon achievement of each of the EBITDA Goals. Any restricted stock earned as a result of meeting an EBITDA Goal will be subject to an additional retention requirement and will vest on the first anniversary of the end of the performance period for the applicable EBITDA Goal, subject to continuous employment through the vesting date. The restricted stock is subject to customary termination, forfeiture, and acceleration provisions.

May 2022 Restricted Stock Grants

On May 31, 2022, the Compensation Committee approved grants of restricted stock to Messrs. Grant and Hough and Ms. Doster (the “May 2022 Restricted Stock Grants”), as follows:

Named Executive Officer	Performance-Based Restricted Stock	Time-Based Restricted Stock
Tripp Grant	2,758	2,756
Samuel F. Hough	3,309	3,308
Lynn Doster	3,309	3,308

The performance-based restricted stock under the May 2022 Restricted Stock Grants will vest upon achievement of the following goals (each a “Restricted Stock Goal”):

●	50% upon attainment of a three-year cumulative Adjusted EPS of $11.21 for the performance period ended December 31, 2025 (the “Restricted Stock EPS Goal”); and
●	50% upon attainment of a consolidated freight revenue of $1,250,000,000 for the fiscal year ended December 31, 2025 (the “Restricted Stock Revenue Goal”).

The time-based restricted stock under the May 2022 Restricted Stock Grants will vest as follows:

●	50% on December 31, 2023; and
●	50% on December 31, 2024.

The May 2022 Restricted Stock is subject to customary termination, forfeiture, and acceleration provisions.

Restricted Stock and Option Results Based on 2022 Performance

Special Restricted Stock Grants

In July 2017, with respect to Messrs. Parker, Bunn, Hogan, and Hough, and in September 2019, with respect to Mr. Grant and Ms. Doster, the Compensation Committee granted performance-based restricted stock to the Named Executive Officers, as follows (the “Special Restricted Stock Grants”):

Named Executive Officer	Restricted Stock
David R. Parker	66,816
M. Paul Bunn	10,440
Tripp Grant	6,321
Joey B. Hogan	55,680
Samuel F. Hough	23,385
Lynn Doster	6,321

All of the shares of restricted stock under the Special Restricted Stock Grants were eligible to be earned upon achieving two consecutive fiscal years during fiscal 2018 (or fiscal 2020 for Ms. Doster’s and Mr. Grant’s award) through fiscal 2022, inclusive, where (i) the Company’s consolidated annual freight revenue was at least $900 million and (ii) the Company’s consolidated net income margin was 4.0% or greater (the “Full Vesting Criteria”). On February 28, 2023, the Compensation Committee certified that the Full Vesting Criteria had been achieved with respect to fiscal years 2021 and 2022. Upon the Compensation Committee’s certification that the Full Vesting Criteria had been met, 50% of the restricted shares vested. The remaining 50% of the restricted shares will vest on December 31, 2023, subject to the recipient’s continued employment through such date.

Market Condition Options

In November 2020, the Compensation Committee granted performance-based options to purchase the Company’s Class A common stock (“Options”) to certain of our Named Executive Officers, subject to vesting if the closing price of the Company’s Class A Common Stock exceeded $30.00 for at least 20 consecutive trading days before December 31, 2023, as follows (the “Market Condition Options”):

Named Executive Officer	Options
M. Paul Bunn	45,072
Tripp Grant	9,015
Samuel F. Hough	15,024
Lynn Doster	15,024

On August 22, 2022, the Market Conditions Options vested, as the closing price of the Company’s Class A Common Stock exceeded $30.00 for 20 consecutive trading days.

Compensation Decisions with Respect to 2023

The Compensation Committee annually reviews and considers adjustments to the base salaries of our Named Executive Officers, as well as grants of annual cash incentives and equity awards to each Named Executive Officer.

In December 2022, the Compensation Committee approved a short-term cash incentive plan for our Named Executive Officers based upon 2023 performance (the “2023 Senior Executive Bonus Program”). Under the 2023 Senior Executive Bonus Program, the bonus targets, expressed as a percentage of year-end annualized base salary, were as follows:

Named Executive Officer	Bonus Target
David Parker	100%
M. Paul Bunn	100%
Tripp Grant	60%
Joey B. Hogan	100%(1)
Samuel F. Hough	55%
Lynn Doster	55%

(1)	Mr. Hogan’s bonus target will be 100.0% of his base salary for the first half of 2023.

Under the 2023 Senior Executive Bonus Program, Messrs. Parker, Bunn, Grant, and Hogan are eligible to earn up to 150% of their bonus target upon the attainment of certain Adjusted EPS goals and up to 25% of their bonus target upon the attainment of certain strategic projects relating to equipment, driver retention, and information technology. Ms. Doster and Mr. Hough are eligible to earn up to 100% of their bonus target upon the attainment of certain consolidated adjusted earnings per share goals, up to 55% of their bonus target upon the attainment of certain business unit performance goals, and up to 20% of their bonus target upon the attainment of a certain key strategic project relating to driver retention for their respective business units.

In December 2022, the Compensation Committee approved new annualized base salaries for certain of our Named Executive Officers as follows:

Named Executive Officer	Annualized Base Salary
M. Paul Bunn	$500,000
Lynn Doster	$365,000

The salary changes for Mr. Bunn and Ms. Doster were effective January 1, 2023 and were approved by the Committee in connection with their recent promotions and increased responsibility within the Company.

Benchmarking Compensation

We do not formally benchmark our executive compensation against the executive compensation of any other particular company or competitive peer group of companies. The Compensation Committee, from time to time, has considered the forms and levels of compensation disclosed by other comparable publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization generally in order to obtain a broad understanding of such companies’ compensation practices.

Other Policies and Considerations

Risk Considerations Regarding Compensation

We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees and avoid excessive or inappropriate risks. Our Compensation Committee assesses the risks that could arise from such policies and practices by reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which has historically included long-term equity awards and performance-based annual bonuses), perquisites, employee benefits, and other compensation. Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a materially adverse impact on the Company. In making this determination, our Compensation Committee primarily considered the following factors:

●

Our compensation structure generally utilizes a combination of short-term (such as base salary and performance-based annual bonuses) and long-term (equity awards) elements. This balanced mix aligns our compensation with the achievement of short- and long-term Company goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize excessive or unreasonable risk-taking by employees in pursuit of short-term benefits.

●

Equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders.

●

Variable compensation elements for our Named Executive Officers were based on performance metrics for the consolidated group, not individual or departmental goals, which reflects an alignment of Company performance with incentive compensation.

●	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.

●

Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry. The Compensation Committee also from time to time reviews trucking and general industry compensation data compiled and provided by a compensation consultant to help determine salary compensation.

●

Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct were implemented to reinforce the balanced compensation objectives established by our Compensation Committee.

●

Our Clawback Policy, which provides that in the event of a material financial misstatement after the effective date of the Clawback Policy, we will require, to the fullest extent permitted by applicable law, that an employee who was subject to the reporting requirements of Section 16 of the Exchange Act forfeit or reimburse us for the amount by which incentive-based compensation (including cash- and equity-based incentive compensation) paid or granted to such employee at any time during the performance period relating to the applicable incentive-based compensation exceeds the amount of such incentive-based compensation that would have been paid or granted if it had been determined based on the material misstatement, in the sole and absolute discretion of the Board. The Clawback Policy has a three-year look-back period.

Potential Payments Upon Termination or Change in Control

Each of our Named Executive Officers is employed at will and does not have an employment agreement.

Each of our Named Executive Officers is party to a severance agreement (each a “Severance Agreement”). As of December 31, 2022, upon a qualifying severance event, subject to employment, release, and other customary provisions, including a non-compete through 12 months post-termination (or 3 months post-termination in the case of Messrs. Grant and Hough and Ms. Doster), the Severance Agreements provided for the following benefits:

Named Executive Officer	Salary Continuation	Management Incentive Cash Bonus	COBRA Reimbursement
Messrs. Parker, Hogan, and Bunn	24 Months	If earned at or above minimum, then the target cash bonus for the year of termination, prorated for partial year of service	24 Months
Messrs. Grant and Hough and Ms. Doster	18 Months(1)	If earned at or above minimum, then the target cash bonus for the year of termination, prorated for partial year of service	18 Months

(1)

Messrs. Grant and Hough and Ms. Doster are eligible for 9 months guaranteed salary continuation, plus an additional 9 months of salary continuation so long as they have not secured employment consistent with their professional experience and/or skillset and paying an annualized base salary at least equal to their annualized base salary at the time of termination.

If a qualifying severance event occurred on December 31, 2022, our Named Executive Officers would be entitled to the following aggregate payments:

Named Executive Officer	Aggregate Payments
David Parker	$2,329,938
M. Paul Bunn	$1,244,597
Tripp Grant	$676,191
Joey B. Hogan	$1,664,215
Samuel F. Hough	$768,954
Lynn Doster	$715,494

As of December 31, 2022, upon a qualifying change in control event only when the recipient is terminated without “cause” or is subject to a “constructive termination,” in each case, between execution of a definitive agreement in contemplation of a change in control and continuing through 24 months following a change in control, subject to employment, release, and other customary provisions, including a non-compete through 12 months post-termination (or 3 months post-termination in the case of Messrs. Grant and Hough and Ms. Doster) the Severance Agreements provide for the following benefits:

Named Executive Officer	Lump Sum Severance Payment (as a % of Annualized Base Salary)	Management Incentive Cash Bonus	COBRA Reimbursement
Messrs. Parker, Hogan, and Bunn	300%	Target cash bonus for the year of termination	36 Months
Messrs. Grant and Hough and Ms. Doster	200%	Target cash bonus for the year of termination	24 Months

If a qualifying change in control event together with a qualifying termination occurred on December 31, 2022, our Named Executive Officers would be entitled to the following aggregate payments:

Named Executive Officer	Aggregate Payments
David Parker	$3,111,719
M. Paul Bunn	$1,688,390
Tripp Grant	$840,586
Joey B. Hogan	$2,226,880
Samuel F. Hough	$963,118
Lynn Doster	$897,340

Under certain circumstances in which there is a change in control, certain outstanding unvested restricted stock and stock options granted to recipients, including Named Executive Officers, under the Incentive Plan and our predecessor plans may become vested upon the occurrence of such event, notwithstanding that such restricted shares or stock options may not have otherwise been fully vested.  The Second Amendment to the Incentive Plan requires that equity awards granted after the effectiveness of the amendment in July 2020 include a double trigger provision, which provides for the payment, or acceleration of vesting following a change in control only when the recipient is terminated without “cause” or is subject to a “constructive termination” during the 24 months following a change in control.

Generally speaking, and as qualified by the terms of the relevant agreements, plans, and award notices, a "change in control" occurs if: (i) someone acquires 50% or more of the combined voting power of our stock, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of our stock prior to such acquisition; (ii) a majority of our directors is replaced, other than by new directors approved by existing directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of our stock immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; (iv) we consummate a transaction subject to Rule 13e-3 of the Exchange Act in which David or Jacqueline Parker or their siblings, children, or grandchildren or a trust, corporation, partnership, limited partnership, limited liability company, or other entity controlled by the foregoing, are the beneficial owners of more than 50% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors, or (v) we sell or liquidate all or substantially all of our assets.

The estimated value of restricted stock and options that would have vested for our Named Executive Officers as of December 31, 2022 under the acceleration scenarios described above is set forth in the table below. The value for the accelerated restricted stock was calculated by multiplying the closing market price of our stock on December 30, 2022, the last trading day of fiscal year 2022 ($34.57), by the number of shares of accelerated restricted stock. The value for the accelerated options was calculated by subtracting the exercise price of the accelerated options from the closing market price of our stock on December 30, 2022 ($34.57) and multiplying that amount by the number of accelerated options. For additional information on the number of currently unvested restricted stock and stock options that may immediately vest in the event of a change in control, please refer to the Outstanding Equity Awards at Year-End Table.

Named Executive Officer	Value of Accelerated Restricted Stock	Value of Accelerated Options
David Parker	$2,309,829	$5,332,000
M. Paul Bunn	$1,733,651	$3,208,561
Tripp Grant	$409,136	$508,408
Joey B. Hogan	$3,653,358	—
Samuel F. Hough	$1,037,169	$847,354
Lynn Doster	$447,267	$847,354

Consideration of Say-on-Pay Vote Results

The Company currently provides its stockholders with an annual advisory vote to approve our executive compensation, commonly referred to as a “say-on-pay” resolution, pursuant to Section 14A of the Exchange Act.  At the Company’s 2022 Annual Meeting of Stockholders, our stockholders approved our executive compensation, with approximately 82.0% of the votes cast on the say-on-pay resolution voted in favor of the resolution.  The Compensation Committee believes the voting results affirmed our stockholders’ support of the Company’s executive compensation program and policies. The Compensation Committee will continue to consider the results of the Company’s advisory votes on executive compensation when making future compensation decisions for our Named Executive Officers.

Summary Compensation Table

The following table sets forth information concerning the total compensation of each of our Named Executive Officers for 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation(5) ($)	Total ($)
David R. Parker,	2022	743,070	-	-	-	1,293,260	80,479	2,116,809
CEO and Chairman	2021	717,168	-	-	3,939,000	1,087,509	90,256	5,833,933
of the Board	2020	626,970	-	-	-	337,500	106,495	1,070,965
M. Paul Bunn,	2022	412,471	-	399,991(3)	-	602,458	25,774	1,440,694
President and	2021	382,116	-	354,007	492,375	476,806	11,543	1,716,847
COO(1)	2020	294,996	-	133,400	1,309,342	97,500	19,172	1,854,410
Tripp Grant,	2022	274,129	-	93,740(3)	-	308,824	14,204	690,897
EVP and CFO(1)	2021	208,682	-	-	-	153,244	6,673	368,599
Joey B. Hogan,	2022	529,330	-	-	-	909,370	39,520	1,478,220
EVP(1)	2021	511,535	-	3,186,000	-	764,697	13,407	4,475,639
	2020	441,831	-	-	-	250,000	24,093	715,924
Samuel F. Hough,	2022	360,509	-	112,511(3)	-	314,654	24,082	811,756
EVP - Expedited	2021	349,284	-	96,427	-	355,160	13,194	814,065
Operations	2020	321,280	-	-	436,448	91,520	20,894	870,142
Lynn Doster,	2022	309,721	50,000(2)	112,511(3)	-	286,802	15,041	774,075
EVP - Dedicated and	2021	297,075	-	-	-	135,190	4,895	437,160
Warehousing Operations(1)

(1)

Between January 1, 2022 and December 31, 2022, Mr. Bunn served as our Senior EVP, COO, and Secretary and Mr. Hogan served as our President. Mr. Hogan also served as our PFO between January 1, 2022 and May 17, 2022. Between January 1, 2022 and May 17, 2022, Mr. Grant served as our Chief Accounting Officer. Between January 1, 2022 and October 23, 2022, Ms. Doster served as our EVP - Dedicated Operations.

(2)

Represents a special cash bonus of $50,000 in recognition of Ms. Doster’s promotion to EVP – Dedicated Operations in the prior year, as well as Dedicated’s ongoing performance, approved by the Compensation Committee on February 16, 2022;

(3)

Under the AAT Bonus Program, on May 17, 2022, Mr. Bunn received 18,042 shares of restricted stock. For Mr. Bunn, the dollar amount represents the grant date fair value of the shares of restricted stock received under the AAT Bonus Program, using the closing price of our Class A common stock on the grant date.

Under the May 2022 Restricted Stock Grants, on May 31, 2022, Messrs. Grant and Hough and Ms. Doster received the following shares of time-based restricted stock: Mr. Grant 2,756 shares, Mr. Hough 3,308, and Ms. Doster 3,308 shares. For Messrs. Grant and Hough and Ms. Doster, the dollar amount represents the grant date fair value of the time-based restricted stock received under the May 2022 Restricted Stock Grants, using the closing price of our Class A Common Stock on the grant date.

Under the May 2022 Restricted Stock Grants, on May 31, 2022, Messrs. Grant and Hough and Ms. Doster received the following shares of performance-based restricted stock subject to vesting based on achievement of the Restricted Stock EPS Goal: Mr. Grant 1,379 shares, Mr. Hough 1,655 and Ms. Doster 1,655 shares. For such shares of performance-based restricted stock, the dollar amount represents the grant date fair value using the closing price of our Class A common stock on the grant date.

Under the May 2022 Restricted Stock Grants, on May 31, 2022, Messrs. Grant and Hough and Ms. Doster received the following shares of performance-based restricted stock subject to vesting based on achievement of the Restricted Stock Revenue Goal: Mr. Grant 1,379 shares, Mr. Hough 1,654 and Ms. Doster 1,654 shares. The grant date fair value of such shares of performance-based restricted stock calculated in accordance with FASB ASC Topic 718 was zero, because the Restricted Stock Revenue Goal was not probable of being achieved as of the grant date. The grant date value of such shares of performance-based restricted stock received by Messrs. Grant and Hough and Ms. Doster, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($22.67), is $31,262 for Mr. Grant, $37,469 for Mr. Hough, and $37,469 for Ms. Doster.

For additional information on the valuation assumptions with respect to the grants, refer to Note 4, Stock-Based Compensation, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2022, as filed with the SEC.

(4)

For 2022, represents the cash payouts under the 2022 Senior Executive Bonus Program. See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to 2022 Senior Executive Bonus Program.

(5)	See the All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Dividends ($)(3)	Company Matching Contributions Under Deferred Compensation Plan ($)(4)	Total ($)
David R. Parker	2022	61,436(1)	19,043	-	80,479
M. Paul Bunn	2022	15,258(2)	2,975	7,541	25,774
Tripp Grant	2022	8,661(2)	-	5,543	14,204
Joey B. Hogan	2022	13,976(2)	15,869	9,675	39,520
Samuel F. Hough	2022	10,722(2)	6,665	6,695	24,082
Lynn Doster	2022	9,006(2)	-	6,035	15,041

(1)

During 2022, we provided Mr. Parker with certain other benefits in addition to his salary, including $39,195 value related to personal use of a private aircraft, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain club fees and dues, and Company contribution to his 401(k) account.

(2)

During 2022, we provided each of Messrs. Hogan, Bunn, Hough, and Grant, and Ms. Doster with certain other benefits in addition to his/her base salary, use of our corporate travel agency to arrange personal travel, and Company contributions to his or her 401(k). None of the personal benefits provided to the Named Executive Officer exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he/she received during 2022.

(3)

Represents payment of dividends on unvested restricted stock awards that were granted prior to the adoption of the First Amendment to the Incentive Plan in May 2019. The payment of dividends was not factored into the grant date fair value required to be reported for such restricted stock awards in the Summary Compensation Table.

(4)

Represents Company matching contributions under the Deferred Compensation Plan. The material terms of the Deferred Compensation Plan are discussed in more detail under the heading “Other Compensation” in the Compensation Discussion and Analysis.

Narrative to the Summary Compensation Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(6) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David R. Parker	-(1)	47,899	766,376	1,341,158	-	-	-	-	-
	-(2)	83,333	166,666	250,000	-	-	-	-	-
M. Paul Bunn	05/17/22	-	-	-	6,014(3)	12,028(3)	18,042(3)	-	399,991
	-(1)	22,313	357,012	624,771	-	-	-	-	-
Tripp Grant	05/31/22	-	-	-	1,379(4)	2,758(4)	2,758(4)	2,756(5)	93,740
	-(1)	11,438	183,007	320,262	-	-	-	-	-
	-(2)	25,000	50,000	100,000	-	-	-	-	-
Joey B. Hogan	-(1)	33,680	538,886	943,051	-	-	-	-	-
	-(2)	83,333	166,666	250,000	-	-	-	-	-
Samuel F. Hough	05/31/22(4)	-	-	-	1,654(4)	3,309(4)	3,309(4)	3,308(5)	112,511
	-(1)	11,654	186,462	326,308	-	-	-	-	-
	-(2)	25,000	50,000	100,000	-	-	-	-	-
Lynn Doster	05/31/22(4)	-	-	-	1,654(4)	3,309(4)	3,309(4)	3,308(5)	112,511
	-(1)	10,622	169,957	297,424	-	-	-	-	-

(1)

Represents potential cash payouts under the 2022 Senior Executive Bonus Program. The material terms of the 2022 Senior Executive Bonus Program, along with the payouts under the 2022 Senior Executive Bonus Program, are discussed in more detail under the heading “2022 Senior Executive Bonus Program” in the Compensation Discussion and Analysis.

(2)

Represents potential cash payouts under the AAT Bonus Program. The material terms of the AAT Bonus Program are discussed in more detail under the heading “AAT Bonus Program” in the Compensation Discussion and Analysis.

(3)

Represents the restricted stock received under the AAT Bonus Program that will be earned upon the achievement of the EBITDA Goals. The material terms of the AAT Bonus Program are discussed in more detail under the heading “AAT Bonus Program” in the Compensation Discussion and Analysis.

(4)

Represents the performance-based restricted stock received under the May 2022 Restricted Stock Grants, that will vest upon the achievement of the Restricted Stock Goals. The material terms of the May 2022 Restricted Stock Grants are discussed in more detail under the heading “May 2022 Restricted Stock Grants” in the Compensation Discussion and Analysis.

(5)

Represents the time-based restricted stock received under the May 2022 Restricted Stock Grants. Subject to the terms of the award notice, 50% of the time-based restricted stock will vest on December 31, 2023 and 50% of the time-based restricted stock will vest on December 31, 2024.

(6)

Under the AAT Bonus Program, on May 17, 2022, Mr. Bunn received 18,042 shares of restricted stock. For Mr. Bunn, the dollar amount represents the grant date fair value of the shares of restricted stock received under the AAT Bonus Program, using the closing price of our Class A common stock on the grant date.

Under the May 2022 Restricted Stock Grants, on May 31, 2022, Messrs. Grant and Hough and Ms. Doster received the following shares of time-based restricted stock: Mr. Grant 2,756 shares, Mr. Hough 3,308, and Ms. Doster 3,308 shares. For Messrs. Grant and Hough and Ms. Doster, the dollar amount represents the grant date fair value of the time-based restricted stock received under the May 2022 Restricted Stock Grants, using the closing price of our Class A Common Stock on the grant date.

Under the May 2022 Restricted Stock Grants, on May 31, 2022, Messrs. Grant and Hough and Ms. Doster received the following shares of performance-based restricted stock subject to vesting based on achievement of the Restricted Stock EPS Goal: Mr. Grant 1,379 shares, Mr. Hough 1,655 and Ms. Doster 1,655 shares. For such shares of performance-based restricted stock, the dollar amount represents the grant date fair value using the closing price of our Class A common stock on the grant date.

Under the May 2022 Restricted Stock Grants, on May 31, 2022, Messrs. Grant and Hough and Ms. Doster received the following shares of performance-based restricted stock subject to vesting based on achievement of the Restricted Stock Revenue Goal: Mr. Grant 1,379 shares, Mr. Hough 1,654 and Ms. Doster 1,654 shares. The grant date fair value of such shares of performance-based restricted stock calculated in accordance with FASB ASC Topic 718 was zero, because the Restricted Stock Revenue Goal was not probable of being achieved as of the grant date. The grant date value of such shares of performance-based restricted stock received by Messrs. Grant and Hough and Ms. Doster, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($22.67), is $31,262 for Mr. Grant, $37,469 for Mr. Hough, and $37,469 for Ms. Doster.

For additional information on the valuation assumptions with respect to the grants, refer to Note 4, Stock-Based Compensation, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2022, as filed with the SEC.

Narrative to Grants of Plan-Based Awards Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of the performance targets for payment of incentive awards.

Outstanding Equity Awards at Year-End Table

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2022. All outstanding equity awards are in shares of our Class A common stock. All options and restricted shares that have not vested are subject to certain continued employment, acceleration, and forfeiture provisions.

		Stock Options				Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Exercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(9) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9) ($)
David R. Parker	07/14/17	-	-	-	-	66,816(4)	2,309,829
	04/06/21	-	100,000(2)	21.24	04/06/31	-	-	-	-
	04/06/21	-	300,000(3)	21.24	04/06/31	-	-	-	-
M. Paul Bunn	07/14/17	-	-	-	-	10,440(4)	360,911
	06/05/20	-	-	-	-	5,000(5)	172,850	-	-
	11/11/20	45,072(1)	-	15.77	11/11/30	-	-	-	-
	11/11/20	-	135,216(3)	15.77	11/11/30	-	-	-	-
	04/06/21	-	12,500(2)	21.24	04/06/31	-	-	-	-
	04/06/21	-	37,500(3)	21.24	04/06/31	-	-	-	-
	04/06/21	-	-	-	-	16,667(6)	576,178	-	-
	05/17/22	-	-	-	-	-	-	18,042(10)	623,712
Tripp Grant	09/19/19	-	-	-	-	6,321(4)	218,517
	11/11/20	9,015(1)	-	15.77	11/11/30	-	-	-	-
	11/11/20	-	27,043(3)	15.77	11/11/30	-	-	-	-
	05/31/22	-	-	-	-	2,756(7)	95,275	2,758(11)	95,344
Joey B. Hogan	07/14/17	-	-	-	-	55,680(4)	1,924,858
	04/06/21	-	-	-	-	50,000(8)	1,728,500	-	-
Samuel F. Hough	07/14/17	-	-	-	-	23,385(4)	808,419
	11/11/20	15,024(1)	-	15.77	11/11/30	-	-	-	-
	11/11/20	-	45,072(3)	15.77	11/11/30	-	-	-	-
	05/31/22	-	-	-	-	3,308(7)	114,358	3,309(11)	114,392
Lynn Doster	09/19/19	-	-	-	-	6,321(4)	218,517
	11/11/20	15,024(1)	-	15.77	11/11/30	-	-	-	-
	11/11/20	-	45,072(3)	15.77	11/11/30	-	-	-	-
	05/31/22	-	-	-	-	3,308(7)	114,358	3,309(11)	114,392

(1)

Represents the Market Condition Options which vested on August 22, 2022. The material terms of the Market Condition Options are discussed in more detail under the heading “Market Condition Options” in the Compensation Discussion and Analysis.

(2)

The options vested on January 7, 2023, after the closing price of the Company’s Class A common stock exceeded $30.00 for at least 90 consecutive calendar days. The options are included in this column because as of December 31, 2022, they were unearned.

(3)

Subject to the terms of the award notice, the options will vest as follows: (i) one-third if the Company achieves at least $900 million of freight revenue for the year ended December 31, 2023, (ii) one-third if the Company achieves a cumulative three-year Adjusted EPS, of $4.00 per share for the three-year period ended December 31, 2023, provided that the Adjusted EPS for the year ended December 31, 2023 cannot be less than $1.00 per share; and (iii) one-third if the Company achieves a cumulative three-year Adjusted EPS of $4.75 per share for the three-year period ended December 31, 2023.

(4)

Represents restricted stock under the Special Restricted Stock Grants, 50% of which vested on February 28, 2023 and 50% of which will vest on December 31, 2023, subject to the recipient’s continued employment through such date. The material terms of the Special Restricted Stock Grants are discussed in more detail under the heading “Special Restricted Stock Grants” in the Compensation Discussion and Analysis.

(5)

The shares will vest on December 31, 2023, subject to continuous employment through December 31, 2023, provided that if Mr. Bunn is terminated for any reason other than Cause (as defined in his Severance Agreement) after July 1, 2021, but before December 31, 2023, then 50% of his shares will vest on the date of such termination.

(6)	Subject to the terms of the award notice, the restricted shares will vest automatically on January 1, 2025.
(7)

Represents the time-based restricted stock received under the May 2022 Restricted Stock Grants. Subject to the terms of the award notice, 50% of the time-based restricted stock will vest on December 31, 2023 and 50% of the time-based restricted stock will vest on December 31, 2024. The material terms of the May 2022 Restricted Stock Grants are discussed in more detail under the heading “May 2022 Restricted Stock Grants” in the Compensation Discussion and Analysis.

(8)	Subject to the terms of the award notice, the restricted shares will vest automatically on December 31, 2023.
(9)

The market value was calculated by multiplying the closing market price of our stock on December 30, 2022 (the last trading day of fiscal year 2022), which was $34.57, by the number of restricted shares that have not vested.

(10)

Represents the restricted stock received under the AAT Bonus Program that will be earned upon the achievement of the EBITDA Goals. The material terms of the AAT Bonus Program are discussed in more detail under the heading “AAT Bonus Program” in the Compensation Discussion and Analysis.

(11)

Represents the performance-based restricted stock received under the May 2022 Restricted Stock Grants that will vest upon the achievement of the Restricted Stock Goals. The material terms of the May 2022 Restricted Stock Grants are discussed in more detail under the heading “May 2022 Restricted Stock Grants” in the Compensation Discussion and Analysis.

Options Exercised and Stock Vested Table

The following table sets forth certain information concerning the values realized upon vesting of restricted stock during 2022. No Named Executive Officer exercised options during 2022.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David R. Parker	7,705	266,362
M. Paul Bunn	2,140	73,980
Tripp Grant	2,356	69,927
Joey B. Hogan	106,207	2,888,576
Samuel F. Hough	8,295	221,450
Lynn Doster	856	29,592

(1)

Determined by multiplying the number of shares acquired upon vesting on February 17, 2022 by $22.44 (the closing price on February 17, 2022), April 6, 2022 by $18.91 (the closing price on April 6, 2022), July 15, 2022 by $26.89 (the closing price on July 15, 2022), and December 31, 2022 by $34.57 (the closing price on December 30, 2022, the next preceding trading day).

Nonqualified Deferred Compensation Table

Name	Executive contributions in last FY(1) ($)	Registrant contributions in last FY(2) ($)	Aggregate earnings in last FY(3) ($)	Aggregate withdrawals/ distribution ($)	Aggregate balance at last FYE (#)
David R. Parker	-	-	-	-	-
M. Paul Bunn	18,097	7,541	(454)	-	25,184
Tripp Grant	20,694	5,543	(233)	-	26,004
Joey B. Hogan	77,398	9,675	341	-	87,414
Samuel F. Hough	26,781	6,695	(398)	-	33,078
Lynn Doster	16,092	6,035	420	-	22,547

(1)

Represents contributions made by the Named Executive Officer to the Deferred Compensation Plan. The amount contributed by each Named Executive Officer is included in the “Salary” column of the Summary Compensation Table. The material terms of the Deferred Compensation Plan are discussed in more detail under the heading “Other Compensation” in the Compensation Discussion and Analysis.

(2)

Represents Company matching contributions under the Deferred Compensation Plan. The amount contributed by the Company is included in the “All Other Compensation” column of the Summary Compensation Table.

(3)

Represents earnings on amounts contributed to the Deferred Compensation Plan based on the investment options chosen by the individual Named Executive Officer, none of which represents an above-market return.

Pay Ratio Disclosure

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Parker (including full-time, part-time, seasonal, and temporary employees) and the annual total compensation of Mr. Parker, our CEO, as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2022, our last completed fiscal year:

●	The median of the annual total compensation of all of our employees (other than our CEO) was $50,123; and
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,116,809.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 42.2 to 1.

To identify the median employee, we compared the base pay of our employees as reflected in our payroll records for 2022, which was our measurement period. We selected the determination date and measurement period because they are recent periods for which employee census and compensation information are readily available. We annualized the compensation levels for permanent full-time and part-time employees that worked less than the full year.

We selected total “wages, tips, other compensation,” as reported on Internal Revenue Service Form W-2, as our compensation measure because it is readily available in our existing payroll systems, it is consistently calculated for each employee, and because it is a reasonable proxy for total compensation for purposes of determining the median employee.

Once we identified our median employee, we calculate such employee’s annual total compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $50,123. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) employee savings plan, and the cost of health and other benefits. Median employee compensation reflects that student drivers averaged approximately 36% of our employees for 2022, which had the effect of lowering our median employee compensation.

Pay Versus Performance

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total Non-PEO NEO's(3) ($)	Average Compensation Actually Paid to Non-PEO NEO's(4) ($)	TSR(5) ($)	Peer Group TSR(6) ($)	Net Income (Loss) (in thousands)(7) ($)	Adjusted EPS(8) ($)
2022	2,116,809	4,926,410	1,039,128	1,823,658	270.24	97.55	108,682	5.84
2021	5,833,933	8,980,311	1,537,303	2,836,783	204.49	120.41	60,731	3.61
2020	1,070,965	1,330,709	1,273,190	1,342,031	114.58	106.29	(42,718)	1.08

(1)	Reflects compensation amounts reported in the Summary Compensation Table (the “SCT”) for our PEO, David R. Parker, for the respective years shown.

(2)

To calculate the compensation actually paid for our PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining compensation actually paid for each year shown:

Year	Summary Compensation Table Total for PEO ($)	Deduct Stock and Option Awards Reported in the Summary Compensation Table ($)	Add YE Fair Value of Awards Granted During the Covered FY that are Outstanding and Unvested as of the End of the Covered FY ($)	Add Change in Fair Value as of the End of the Covered FY for Awards Granted in a Prior FY that are Outstanding and Unvested as of the Covered FY ($)	Add Change in Fair Value as of the Vesting Date for Awards Granted in a Prior FY that Vested During the Covered FY ($)	Deduct Fair Value of Awards Forfeited During the Covered FY ($)	Average Compensation Actually Paid to PEO ($)
2022	2,116,809	-	-	2,746,882	62,719	-	4,926,410
2021	5,833,933	(3,939,000)	5,025,000	1,855,479	204,899	-	8,980,311
2020	1,070,965	-	-	263,780	17,053	(21,089)	1,330,709

(3)	The following non-PEO NEOs are included in the average figures shown:
2022: M. Paul Bunn, Tripp Grant, Joey B. Hogan, Samuel F. Hough, and Lynn Doster
2021: M. Paul Bunn, Tripp Grant, Joey B. Hogan, Samuel F. Hough, Lynn Doster, and John A. Tweed
2020: M. Paul Bunn, Joey B. Hogan, Samuel F. Hough, John A. Tweed, and Richard B. Cribbs

(4)

To calculate the compensation actually paid for our PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining compensation actually paid for each year shown:

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Deduct Stock and Option Awards Reported in the Summary Compensation Table ($)	Add YE Fair Value of Awards Granted During the Covered FY that are Outstanding and Unvested as of the End of the Covered FY ($)	Add Change in Fair Value as of the End of the Covered FY for Awards Granted in a Prior FY that are Outstanding and Unvested as of the Covered FY ($)	Add Change in Fair Value as of the Vesting Date for Awards Granted in a Prior FY that Vested During t he Covered FY ($)	Deduct Fair Value of Awards Forfeited During the Covered FY ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,039,128	(143,751)	221,960	594,990	111,330	-	1,823,658
2021	1,537,303	(821,218)	1,082,822	902,448	135,428	(140,322)	2,836,783
2020	1,273,190	(642,638)	640,603	101,476	6,052	(36,651)	1,342,031

(5)	The total shareholder return assumes that $100 was invested on December 31, 2019 in the Company and that dividends were reinvested when and as paid.
(6)	The total shareholder return assumes that $100 was invested on December 31, 2019 in the NASDAQ Transportation Index and that dividends were reinvested when and as paid.
(7)	Reflects net income (loss) in the Company’s Consolidated Statements of Operations included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021, and 2020.
(8)	Our company-selected measure is Adjusted EPS, which is calculated based on our diluted earnings per shares, adjusted for amortization of intangibles and certain non-recurring charges and gains.

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the cumulative total shareholder return of the Company and the NASDAQ Transportation Index for 2022, 2021, and 2020 is represented by the graph below:

Compensation Actually Paid Versus Total Shareholder Return
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Compensation Actually Paid
$300
$250
$200
$150
$100
$50
$-
Total Shareholder Return
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Company TSR
NASDAQ Transportation Index TSR

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s net income (loss) for 2022, 2021, and 2020 is represented by the graph below:

Compensation Actually Paid Versus Net Income (Loss)
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Compensation Actually Paid
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$-
$(20,000)
$(40,000)
$(60,000)
Net Income (in thousands)
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Net Income (Loss)

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s Adjusted EPS for 2022, 2021, and 2020 is represented by the graph below:

Compensation Actually Paid Versus Adjusted EPS
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Compensation Actually Paid
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
Adjusted EPS
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Adjusted EPS

Tabular Disclosure of the Most Important Measures to Link Compensation Actually Paid for 2022 to Company Performance

The following financial metrics were the most important measures used to link compensation actually paid for 2022 to Company Performance.

Adjusted Earnings Per Share
Dedicated Segment Operating Ratio
TMS and the Warehouse Segment’s Combined Freight Revenue

Director Compensation

The following table provides information concerning the 2022 compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	Total ($)
Robert E. Bosworth	66,663	74,997 (2)	141,660
Dr. Benjamin S. Carson, Sr.	64,852	74,997 (2)	139,849
D. Michael Kramer	76,663	74,997 (2)	151,660
Bradley A. Moline	62,706	74,997 (2)	137,703
Rachel Parker-Hatchett	58,396	74,997 (2)	133,393
Herbert J. Schmidt	67,175	74,997 (2)	142,172
W. Miller Welborn	94,575	74,997 (2)	169,572

(1)

This column represents the amount of cash compensation received for Board and committee service during 2022. Any differences between the amounts set forth in this column and the fees set forth in the Narrative to Director Compensation below are due to proration of such fees for partial year of service.

(2)

Each of our non-employee directors received 3,782 shares of Class A restricted stock on May 18, 2022. The grant date fair value of the restricted stock was computed in accordance with FASB ASC Topic 718. The restricted stock will vest on May 18, 2023, subject to acceleration for death, disability, retirement, and change-in-control (where the director’s service is terminated in connection with such change-in-control).

Narrative to Director Compensation

For 2022, directors who are not our employees or employees of one of our subsidiaries were eligible to receive the following annual retainers and annual committee fees:

Board Position	For Service Between January 1, 2022 and May 31, 2022	For Service Between June 1, 2022 and December 31, 2022
Non-Employee Director Annual Retainer	$50,000	$55,000
Additional Lead Independent Annual Cash Retainer	$20,000	$25,000
Chairperson of the Audit Committee	$15,000	$17,500
Member of the Audit Committee	$5,000	$7,500
Chairperson of the Compensation Committee	$10,000	$12,500
Member of the Compensation Committee	$5,000	$7,500
Chairperson of the Nominating Committee	$7,500	$10,000
Member of the Nominating Committee	$5,000	$7,500
Chairperson of the Risk Committee	$7,500	$7,500
Member of the Risk Committee	$5,000	$5,000

Directors did not receive meeting attendance fees. The cash and equity compensation are pro-rated for partial year of service. Directors who are our employees or employees of one of our subsidiaries do not receive compensation for board or committee service.

Directors who are not our employees or employees of one of our subsidiaries received a grant of Class A common stock equivalent to approximately $75,000 at the time of our Board's annual meeting. Directors can only sell these shares if, after the sale, they maintain a minimum five times the annual cash retainer in value of Class A common stock. The annual equity retainer is in the form of restricted stock scheduled to vest on the first anniversary of the grant date, subject to acceleration for death, disability, retirement, and change-in-control (where the director’s service is terminated in connection with such change-in-control). Directors are also eligible to participate in the Deferred Compensation Plan, with respect to cash compensation. During 2022, no Director elected to participate in the Deferred Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of the Record Date of March 29, 2023 the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

●	each of our directors, director nominees, and Named Executive Officers;
●	all of our executive officers and directors as a group; and
●	each person known to us to beneficially own 5% or more of any class of our common stock.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
Class A & Class B common	David R. Parker & Jacqueline F. Parker	4,054,851(4)	15.6% of Class A 100% of Class B 30.6% of Total(5)
Class A common	M. Paul Bunn	123,955(6)	1.1% of Class A 0.9% of Total
Class A common	Tripp Grant	16,777(7)	*
Class A common	Joey B. Hogan	102,579(8)	*
Class A common	Samuel F. Hough	37,618(9)	*
Class A common	Lynn Doster	24,276(10)	*
Class A common	Robert E. Bosworth	72,035(11)	*
Class A common	Dr. Benjamin S. Carson, Sr.	7,134(12)	*
Class A common	D. Michael Kramer	12,956(13)	*
Class A common	Bradley A. Moline	50,399(14)	*
Class A common	Rachel Parker-Hatchett	153,749(15)	1.4% of Class A 1.2% of Total
Class A common	Tracy Rosser	-	*
Class A common	Herbert J. Schmidt	28,541(16)	*
Class A common	W. Miller Welborn	26,919(17)	*
Class A common	BlackRock, Inc.	1,291,278(18)	12.0% of Class A 9.8% of Total
Class A common	Dimensional Fund Advisors LP	953,427(19)	8.8% of Class A 7.3% of Total
Class A common	Gregory Willet, as Trust Protector and Investment Manager	1,000,000(20)	9.3% of Class A 7.6% of Total
Class A & Class B common	All directors and executive officers as of March 29, 2023 as a group (15 persons)	4,730,628	21.6% of Class A 100% of Class B 35.3% of Total

*	Less than one percent (1%).
(1)

The business address of Mr. and Mrs. Parker and the other directors/director nominees, Named Executive Officers and the other executive officers is 400 Birmingham Highway, Chattanooga, Tennessee 37419. The business addresses of the remaining entities listed in the table above are as follows: (i) BlackRock, Inc., 55 East 52nd Street, New York, NY 10055; (ii) Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, Texas 78746; and (iii) Gregory Willett, as Trust Protector and Investment Manager, 605 Chestnut Street, Suite 1700, Chattanooga, Tennessee 37450.

(2)	Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable.

(3)

The percentages shown are based on 10,799,415 shares of Class A common stock (including 104,713 shares of restricted Class A common stock subject to certain performance vesting, time vesting, and holding provisions, which carry voting rights) and 2,350,000 shares of Class B common stock outstanding at the Record Date. Additionally, the following shares are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other person: (i) shares of Class A common stock underlying stock options that are currently exercisable or will be exercisable within 60 days of the Record Date and (ii) shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date. References to "Total" mean the total number of shares of Class A and Class B common stock beneficially owned as of the Record Date. The shares of Class B common stock owned by Mr. and Mrs. Parker are convertible into the same number of shares of Class A common stock at any time and convert automatically if beneficially owned by anyone other than Mr. or Mrs. Parker or certain members of their family. The Class B common stock has two votes per share, but otherwise is substantially identical to the Class A common stock, which has one vote per share.

(4)

Comprised of 1,220,871 shares of Class A common stock and 2,350,000 shares of Class B common stock owned by Mr. and Mrs. Parker as joint tenants with rights of survivorship; 312,397 shares of Class A common stock owned by Mr. Parker; 33,408 shares of restricted Class A common stock with voting rights; 100,000 shares of Class A common stock underlying stock options that are currently exercisable; and 38,175 shares allocated to the account of Mr. Parker under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Parker's March 29, 2023 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date. The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(5)

Based on the aggregate number of shares of Class A and Class B common stock owned by Mr. and Mrs. Parker. Mr. and Mrs. Parker hold 15.6% of shares of Class A and 100% of shares of Class B common stock. The Class A common stock is entitled to one vote per share, and the Class B common stock is entitled to two votes per share. Mr. and Mrs. Parker beneficially own shares of Class A and Class B common stock with 41.1% of the voting power of all outstanding voting shares.

(6)

Comprised of 37,972 shares of Class A common stock owned directly, 5,220 shares of restricted Class A common stock with voting rights, 2,515 owned directly by Mr. Bunn’s spouse, 57,572 shares of Class A common stock underlying stock options that are currently exercisable, and 20,676 shares owned by Mr. Bunn in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Bunn’s' March 29, 2023 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date). The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(7)	Comprised of 7,762 shares of Class A common stock owned directly by Mr. Grant and 9,015 shares of Class A common stock underlying stock options that are currently exercisable.
(8)

Comprised of 17,336 shares of Class A common stock held directly by Mr. Hogan, 57,403 shares of Class A common stock owned by Mr. Hogan and Melinda J. Hogan as joint tenants, and 27,840 shares of restricted Class A common stock with voting rights. The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(9)

Comprised of 10,902 shares of Class A common stock owned directly by Mr. Hough, 11,692 shares of restricted Class A common stock with voting rights, and 15,024 shares of Class A common stock underlying stock options that are currently exercisable. The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(10)	Comprised of 9,252 shares of Class A common stock owned directly by Ms. Doster and 15,024 shares of Class A common stock underlying stock options that are currently exercisable.
(11)

Comprised of 53,085 shares of Class A common stock owned directly by Mr. Bosworth, 3,782 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date, and 15,168 shares of Class A common stock owned in Mr. Bosworth's IRA.

(12)

Comprised of 3,352 shares of Class A common stock owned directly by Dr. Carson and 3,782 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(13)

Comprised of 8,774 shares of Class A common stock owned directly by Mr. Kramer, 3,782 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date, and 400 shares owned as custodian for his minor grandchildren.

(14)

Comprised of 45,617 shares of Class A common stock owned directly by Mr. Moline, 3,782 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date, and 1,000 shares owned in Mr. Moline's IRA.

(15)

Comprised of 149,967 owned by Ms. Parker-Hatchett and her husband, Robert B. Hatchett, as joint tenants, and 3,782 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(16)

Comprised of 24,759 shares of Class A common stock owned directly by Mr. Schmidt and 3,782 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(17)

Comprised of 23,137 shares of Class A common stock owned directly by Mr. Welborn and 3,782 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(18)

As reported on Schedule 13G/A filed with the SEC on January 26, 2023, which indicates that BlackRock, Inc. has sole voting power with respect to 1,161,466 shares, no shared voting power, sole dispositive power with respect to 1,291,278 shares, and shared dispositive power with respect to no shares. Information is as of December 31, 2022.

(19)

As reported on Schedule 13G/A filed with the SEC on February 10, 2023, which indicates that Dimensional Fund Advisors LP has sole voting power with respect to 937,700 shares, no shared voting power, sole dispositive power with respect to 953,427 shares, and shared dispositive power with respect to no shares. Represents aggregate beneficial ownership on a consolidated basis reported by Dimensional Fund Advisors LP. Information is as of December 31, 2022.

(20)

As reported on Schedule 13G filed with the SEC on January 14, 2021 on behalf of Gregory Willett, as Trust Protector and Investment Manager. Mr. Willett has sole voting power with respect to 1,000,000 shares, no shared voting power, sole dispositive power with respect to 1,000,000 shares, and no shared dispositive. Information is as of January 6, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its charter, our Audit Committee must review and approve all transactions between our executive officers and us. The Audit Committee reviews all of such ongoing transactions quarterly; however, the compensation of our executive officers is not within the Audit Committee’s purview. Pursuant to its charter, our Audit Committee must review and approve in advance any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any “related person” (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as a “related party transaction.” All such transactions must be reviewed and preapproved by our Audit Committee. No director may participate in any discussion or approval of a related party transaction for which he or she, or his or her relative, is a related party. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

For 2021 and 2022, no such transactions involved an amount equal to or exceeding $120,000, except for the Company’s transactions with Seat My Trucks, LLC and WLC Properties. The Company had a business arrangement with Seat My Trucks, LLC, a company owned by Rob Hatchett, the son-in-law of David Parker and husband of Rachel Parker-Hatchett. The total payments made to Seat My Trucks in 2021 were: $989,000 in media pass-through expenses, $50,000 in monthly consulting fees, and $184,000 in placement fees. There were no payments to Seat My Trucks in 2022. The Company leases certain real estate from WLC Properties, which is partially owned by John Tweed’s children’s trust. Mr. Tweed was an executive officer of the Company until July 2021. The total rental payments made to WLC Properties in 2021 were $594,000.

PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 19 through 38. Non-binding votes to approve the compensation of our Named Executive Officers are held every year.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Attract and retain talented executives and motivate those executives to achieve superior results.	●

We link compensation to achievement of specified performance goals, appreciation in the market price of our Class A common stock, and continued employment with the Company and utilize multi-year vesting requirements to promote long-term ownership.

Align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable.	●	Annual management bonuses for each of our Named Executive Officers are based on certain strategic and financial goals critical to maintaining profitability and fostering long-term growth.
Enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders.	●	We incorporate cash and equity compensation components into our plan to provide incentives for short-term and long-term objectives.
		o	Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results. Caps on cash awards are built into our plan design.

o

The equity compensation component, which includes awards such as restricted stock grants and stock options, provides balance to our other elements of our compensation program and creates incentive for executives to increase stockholder value over an extended period of time.

	●	We attempt to keep base salaries reasonable and weight overall compensation toward incentive and equity-based compensation.
Control costs.	●

We provide de minimis perquisites to our Named Executive Officers and make matching “discretionary” contributions to the Named Executive Officers’ 401(k) account and under the Deferred Compensation Plan. Contributions for our Named Executive Officers for 2022 aggregated to approximately $73,906.

	●	We seek to ensure, to the extent possible, that incentive compensation paid by us is deductible for tax purposes.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 19 of this proxy statement for more information on our executive compensation policies and procedures. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

“RESOLVED, that the stockholders advise that they approve the compensation of the Company’s Named Executive Officers, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative discussion in this proxy statement for the Company’s 2023 Annual Meeting of Stockholders.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL 3 – ADVISORY AND NON-BINDING VOTE ON THE FREQUENCY OF FUTURE ADVISORY AND NON-BINDING VOTES ON EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, we are also including in this proxy statement a separate resolution to request our stockholders to recommend, in a non-binding vote, whether an advisory and non-binding stockholder vote to approve executive compensation (that is, a vote similar to the advisory and non-binding vote in Proposal 2 on pages 46 through 47) should occur every one, two, or three years. At the 2017 Annual Meeting, the stockholders voted to hold an advisory and non-binding stockholder vote to approve executive compensation every year.

The Board believes annual advisory votes on executive compensation is the best choice for the Company based upon, among other things, the following:

●	our compensation decisions are made annually;
●	annual votes allow our stockholders to provide their feedback on our executive compensation program more frequently;
●	annual votes give us the opportunity of address any stockholder concerns regarding our executive compensation program in a more timely manner; and
●	annual votes are consistent with market preferences and the stated preference of some of our stockholders.

Accordingly, we are asking our stockholders to approve, in an advisory and non-binding vote, the following resolution in respect of this Proposal 3:

"RESOLVED, that the stockholders be requested to recommend, in an advisory and non-binding vote, whether to approve the compensation of the Company's Named Executive Officers every one, two, or three years."

If no frequency receives the vote of the majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class, then the Board will consider the option that receives the highest number of votes cast to be the frequency recommended by stockholders. However, because the vote is advisory and non-binding on the Board or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "ONE YEAR" WITH RESPECT TO THE FREQUENCY OF AN ADVISORY AND NON-BINDING STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during 2022 and 2021 was Grant Thornton LLP. Grant Thornton has served as our independent registered public accounting firm since April 2020. A representative of Grant Thornton is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Grant Thornton 's representative will have an opportunity to make a statement at the Annual Meeting should he or she desire to do so.

Grant Thornton billed us the following amounts for services provided in the following categories during the years ended December 31, 2022 and 2021:

	2022	2021
Audit Fees(1)	$748,012	$591,042
Audit-Related Fees(2)	-	-
Tax Fees(2)	-	-
All Other Fees(2)	-	-
Total	$748,012	$591,042

(1)

Represents the aggregate fees billed and expenses for professional services rendered by Grant Thornton for the audit of our annual financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those years.

(2)	There were no such fees for 2022 or 2021.

Our Audit Committee maintains a policy pursuant to which the Audit Committee Chair reviews all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm’s independence, with the Audit Committee retaining the authority to make the final decision. Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm. Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date. To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2‑01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2022.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

We are asking our stockholders to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2023. Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of Grant Thornton. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL 5 – APPROVAL OF THE THIRD

AMENDMENT TO THE INCENTIVE PLAN

Summary

The Board is asking for stockholder approval of the Third Amendment to our Third Amended and Restated 2006 Omnibus Incentive Plan (the "Third Amendment to the Incentive Plan") to (i) extend the term of the Incentive Plan by three years, (ii) increase the number of shares of Class A common stock available for issuance thereunder by an additional 575,000 shares, and (iii) make such other miscellaneous, administrative, and conforming changes as necessary.

The Board believes equity compensation is critical for the Company to attract, motivate, and retain qualified executive officers and other key personnel through competitive compensation packages, and that equity compensation aligns our executives’ and stockholders’ short and long term interests by creating a strong and direct link between executive pay and stockholder return.

The Board adopted the Third Amendment to the Incentive Plan on February 15, 2023 upon recommendation by the Compensation Committee and has recommended that stockholders approve the Third Amendment to the Incentive Plan. If approved by the stockholders the Third Amendment to the Incentive Plan will become effective May 17, 2023.

The Incentive Plan, as currently in effect:

●	includes a fungible share reserve feature which:

o

makes a distinction between the number of shares in the reserve attributable to: (i) stock options and stock appreciation rights (“SARs”) and (ii) “full value” awards (i.e., grants other than options/SARs, such as restricted stock, restricted stock units, and performance shares/units); and

o	provides that shares subject to stock options and SARs will be counted against the share limit as one share for every one share granted, but any shares that are subject to Awards other than stock options or SARs will be counted against the share limit as 1.80 shares for every one share granted;

●	contains a double trigger vesting requirement upon a change in control;
●	only allows the Compensation Committee to accelerate vesting in cases involving death or disability; and
●	Disallows:

o	tax gross-ups of any kind;
o	payment of dividends on unvested future awards;
o	vesting periods of less than twelve months (subject to the limited exception described below);
o	share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations; and
o

the power to vote shares underlying awards prior to the vesting of such shares (for awards granted on or after the date on which the First Amendment to the Incentive Plan was approved by our stockholders).

For other features of our Incentive Plan and various corporate governance practices intended to protect our stockholders regarding the incentive plan see “Proposal 5: Approval of the Third Amendment to the Incentive Plan – Provisions Designed to Protect Stockholders” below.

A copy of the full text of the form of the Third Amendment to the Incentive Plan is attached to this Proxy Statement as Appendix A. All references to the Incentive Plan are qualified in their entirety by the text of the Incentive Plan as currently in effect. Any capitalized terms used in this Proposal 5 but not otherwise defined in this Proxy Statement shall have the meanings assigned to them in the Incentive Plan or the Third Amendment to the Incentive Plan.

Term Extension

The Incentive Plan is currently set to expire by its terms on June 1, 2030. The Third Amendment to the Incentive Plan would extend the term of the Plan for three years with a new expiration date of May 1, 2033. The Third Amendment to the Incentive Plan would allow the Company to continue to attract, motivate, and retain qualified executive officers and other key personnel through competitive compensation packages, and it aligns our executives’ and stockholders’ short- and long-term interests by creating a strong and direct link between executive pay and stockholder return.

Additional Shares

The Board believes the shares remaining under the Incentive Plan are insufficient to fulfill the Company’s objectives. If stockholders do not approve the Third Amendment to the Incentive Plan, the Company will have approximately 873,000 remaining shares under the Incentive Plan for future awards and may need to resort to greater cash compensation to remain competitive.

The Third Amendment to the Incentive Plan, will increase the number of shares of Class A common stock available for issuance thereunder by an additional 575,000 shares. Currently there are approximately 873,000 shares available for issuance under the Incentive Plan; therefore, the Third Amendment to the Incentive Plan would result in approximately 1,448,000 shares being available for future awards, subject to adjustment for future forfeitures (except for tax withholding and cashless exercise forfeitures) and to reflect the occurrence of certain events (described under “Proposal 5: Approval of the Third Amendment to the Incentive Plan – Description of the Incentive Plan and the Third Amendment to the Incentive Plan – Adjustments Upon Certain Events” below). The Compensation Committee has approved the Third Amendment to the Incentive Plan and the Board has directed that it be submitted for stockholder approval at the Annual Meeting. If approval of the Third Amendment to the Incentive Plan is not obtained at the Annual Meeting from our stockholders, the Incentive Plan will remain in full force and effect, and our ability to grant equity awards to attract, motivate, and retain new and existing key employees, directors, officers, and eligible participants (collectively, “Participants”) would be limited. In that event, to remain competitive, the Company may be required to adopt additional cash or equity related compensation programs.

Before approving the Third Amendment to the Incentive Plan, the Compensation Committee considered a number of factors, including share usage over the last three years, shares expected to be required in the future based upon historical practices, and shares expected to be required as the Company continues to retain and complement our leadership team. The Compensation Committee believes additional shares are needed to (i) recruit talent to fill open positions on our management team as they arise, (ii) motivate our current executive management team, and (iii) continue to make awards under the Company’s historical Incentive Plan, which tie a significant portion of total compensation to equity awards and align with stockholder interests. Furthermore, a significant portion of our executives’ total annual compensation is in the form of equity awards. The majority of performance-based restricted shares granted in 2022 have a performance period that extends beyond 2022. If performance targets are met, it benefits both our stockholders and our equity recipients. If performance targets are not met, the restricted shares are forfeited and our effective burn rate reduced.

In deciding to increase the number of shares available for issuance under the Incentive Plan by 575,000 shares, the Compensation Committee considered, among other factors:

●	the approximately 873,000 shares currently available for issuance under the Incentive Plan;
●

the addition of the fungible share reserve feature in 2020, under which shares subject to stock options and SARs are counted as one share for every share granted and shares subject to all other Awards are counted as 1.80 shares for every share granted;

●	the number of shares necessary to attract, motivate, and retain qualified executive officers and other key personnel;
●	the Board’s desire to have sufficient availability under the Incentive Plan to grant awards for the next three to five years;
●

our current three-year average burn rate of approximately 1.49%, calculated based upon performance-based awards vested in the year (versus granted) and time-based awards granted in the year, divided by our weighted average basic common shares outstanding (or 1.37% calculated in accordance with Institutional Shareholder Services methodology);

●	the number of shares of Class A common stock outstanding, the dilutive effects of awards under the Incentive Plan, and our projected burn rate; and
●

the effect of the price of our Class A common stock on the number of shares needed to maintain the significant percentage of our compensation packages for key employees that is currently granted in the form of equity.

In addition to the factors above, the Compensation Committee also considered the following factors, among others, when determining whether to approve the Third Amendment to the Incentive Plan:

●

the Board’s belief that equity-based grants to employees are a highly effective recruiting and retention tool that allows key employees to share in the ownership of our Company and contribute to our revenue and earnings growth by aligning the long-term interests of our management and key employees with those of our stockholders;

●	approximately 75% of awards currently outstanding under the Incentive Plan vest only if certain performance criteria are achieved, thus resulting in dilution only if stockholder value is created; and
●

the Board’s belief that if additional shares are not available for future awards, we would be required to discontinue or significantly curtail our use of equity as a key part of our executive compensation program and increase the use of cash awards, which could have an adverse impact on our ability to attract, motivate, and retain employees, our ability to execute on our strategic plan, and our results of operations.

Equity Shares Under All Plans

To provide a complete picture of the overall share pool, below are equity plan share data as of fiscal year end, and updated data as of March 29, 2023:

	December 31, 2022	March 29, 2023
Total shares subject to outstanding options(1)	1,086,687	1,086,687
Weighted average exercise price of outstanding options	$18.04	$18.04
Weighted average remaining duration of outstanding options	8.0 years	7.8 years
Unvested shares of restricted stock outstanding(2)	488,980	362,058
Total shares remaining for future grants	872,508	872,508

(1)

Includes 945,791 unvested performance-based options as of December 31, 2022, and 833,291 as of March 29, 2023. Also includes 140,896 vested, exercisable options as of December 31, 2022, and 253,396 as of March 29, 2023.

(2)	Includes 339,733 unvested performance-based shares of restricted stock as of December 31, 2022, and 66,715 as of March 29, 2023.

Historical Equity Award Granting Practices – Burn Rate

In determining the number of shares by which to increase the pool of shares authorized for issuance under the Incentive Plan, we considered a number of factors, including the burn rate. With the significant percentage of outstanding Awards containing performance criteria, we believe calculating the Company’s burn rate based upon performance-based awards vested in the year (versus granted) and time-based awards granted in the year, divided by our weighted average (basic) common shares outstanding, provides a more accurate depiction of our burn rate. The following table summarizes our awards to all employees over the last three years. Our current three-year average burn rate is approximately 1.49% for fiscal years 2020 through 2022 (or 1.37% calculated in accordance with Institutional Shareholder Services methodology).

Fiscal Year	Time- Based Options Granted	Performance- Based Options Granted	Performance- Based Options Earned/ Vested(1)	Director Full Value Awards Granted	Time- Based Full Value Awards Granted	Performance- Based Full Value Awards Granted	Performance- Based Full Value Awards Earned/ Vested(1)	Total Awards(2)	Weighted Average Basic Common	Unadjusted Burn Rate %	Value- Adjusted Burn Rate %(3)
2022	-	-	165,267	26,474	43,004	86,061	-	234,745	15,006,000	1.56%	1.20%
2021	-	450,000	-	22,906	228,653	-	141,137	392,696	16,803,000	2.34%	2.34%
2020	-	721,154	-	32,490	64,222	55,000	-	96,712	17,358,000	0.56%	0.56%
										1.49%	1.37%

(1)	Performance-based awards earned were subject to achievement of pre-determined objectives for awards granted in fiscal years 2019 through 2020.

(2)	Total Awards is comprised of director and time-based full value awards granted, performance-based full value awards earned and vested, and performance-based options earned and vested.

(3)	Value-adjusted burn rate calculated in accordance with Institutional Shareholder Services methodology.

Provisions Designed to Protect Stockholders

The Incentive Plan and our governance and compensation policies contain a number of provisions that we believe are designed to protect stockholder interests, including:

●	double-trigger vesting requirement upon a change in control;
●	fungible share reserve feature;
●	prohibition of share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs, and shares forfeited for tax withholding obligations;
●	prohibition of the Compensation Committee’s discretion to accelerate vesting, except in cases involving death or disability;
●	prohibition of the repricing of stock options without stockholder approval;
●	prohibition of the issuance of stock options with an exercise price less than the fair market value of the Class A common stock on the grant date;
●	limiting the maximum term of a stock option to ten years;
●

prohibition of (i) tax gross-ups of any kind, (ii) payment of dividends on unvested future awards, (iii) vesting periods of less than twelve months for future awards (subject to the limited exception described below), and (iv) the power to vote shares underlying awards prior to the vesting of such shares (for awards granted on or after the date on which the First Amendment to the Incentive Plan was approved by our stockholders);

●	administration of the Incentive Plan by the Compensation Committee, which is comprised entirely of independent directors;
●	the Compensation Committees’ ability to exercise negative discretion to eliminate or reduce the size of an award if appropriate;
●	awards to Participants are subject to limits as to the number of shares or cash received;
●

our Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy, which, among other things, (i) requires certain of our executive officers to build certain stock ownership over time through equity grants, expressed as multiples of annual base salary, (ii) requires such individuals to retain post-tax shares from each award on exercise, vesting or earn-out, until such individual complies with the stock ownership levels required by the Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy, and (iii) prohibits hedging transactions in our Class A and Class B common stock and pledging our Class A and Class B common stock as collateral for loans or purchasing our Class A common stock on margin, all as further provided in our Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy; and

●	our Clawback Policy, which covers equity awards.

Description of the Incentive Plan and the Third Amendment to the Incentive Plan

In May 2013, our stockholders approved the Third Amended and Restated 2006 Omnibus Incentive Plan, as amended, which replaced the Second Amended and Restated Incentive Plan. The First Amendment to the Incentive Plan was approved by our stockholders in May 2019, and the Second Amendment to the Incentive Plan was approved by our stockholders in July 2020. If approved by our stockholders at the Annual Meeting, the Third Amendment to the Incentive Plan will be effective as of May 17, 2023, its approval date. The principal provisions of the Incentive Plan, as amended by the First Amendment to the Incentive Plan, the Second Amendment to the Incentive Plan and the Third Amendment to the Incentive Plan, are summarized below. This summary is qualified in its entirety by reference to the text of the Incentive Plan as currently in effect. The Third Amendment to the Incentive Plan is attached as Appendix A to this Proxy Statement. You are urged to read the actual text of the Incentive Plan and the Third Amendment to the Incentive Plan in their entirety.

The purposes of the Incentive Plan are to: (i) provide our employees with an opportunity to acquire Class A common stock in a manner that reinforces our performance goals and provides an incentive to continue employment with us and work toward our long-term growth, development and financial success; (ii) attract, motivate, and retain qualified executive officers and other key personnel by providing them with long-term incentives, and reward such Participants by the issuance of equity grants so that these employees and directors will contribute to and participate in our long-term performance; and (iii) align our executives’ and stockholders’ short- and long-term interests by creating a strong and direct link between executive pay and stockholder return. In furtherance of these purposes, the Incentive Plan authorizes the grant of stock options and restricted stock, subject to applicable law, to our employees, directors, and consultants.

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by granting Awards (as defined in the Incentive Plan) that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to our short-term performance. Awards with multiple-year vesting schedules create an incentive for executive officers to increase stockholder value over an extended period of time because the value received from such Awards is based upon the growth of the stock price. Furthermore, for Awards granted on or after the date on which the Second Amendment to the Incentive Plan was approved by our stockholders, the Incentive Plan provides that any Award will not vest in periods of less than twelve months from the Grant Date of such Award, except for the 5% of the Share Reserve (as defined in the Incentive Plan) on the Second Amendment Effective Date that is available for issuance under the Incentive Plan with no minimum vesting requirements. For Awards granted after the date on which the Third Amendment to the Incentive Plan is approved by our stockholders, if such approval is obtained, 5% of the Share Reserve on the Third Amendment Effective Date will be available with no minimum vesting requirements. Such Awards also incentivize executives to remain with us over an extended period of time. Thus, we believe the Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

When the Third Amended and Restated 2006 Omnibus Incentive Plan was originally adopted in May 2013, it increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares. The First Amendment to the Incentive Plan, approved in May 2019, also increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares, and the Second Amendment to the Incentive Plan, approved in July 2020, increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 1,900,000 shares. If approved, the Third Amendment to the Incentive Plan would increase the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 575,000 shares. Currently there are approximately 873,000 shares available for issuance under the Incentive Plan; therefore, the Third Amendment to the Incentive Plan would result in approximately 1,448,000 shares being available for future Awards, subject to adjustment for future forfeitures (except for tax withholding and cashless exercise forfeitures) and to reflect the occurrence of certain events (described under “Proposal 5: Approval of the Third Amendment to the Incentive Plan – Description of the Incentive Plan and the Third Amendment to the Incentive Plan – Adjustments Upon Certain Events” below).

Types of Awards

A description of the Awards that may be made pursuant to the Incentive Plan follows. Such descriptions are qualified in their entirety by reference to the text of the Incentive Plan.

Stock Options. Pursuant to the Incentive Plan, the Compensation Committee may grant Awards in the form of stock options to purchase shares of Class A common stock, which stock options may be non-qualified or incentive stock options for federal income tax purposes. Stock options granted under the Incentive Plan vest and become exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee. Any stock option granted in the form of an incentive stock option must satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”). The exercise price per share of Class A common stock for any stock option cannot be less than 100% of the fair market value of a share of Class A common stock on the day that the stock option is granted. In addition, the term of the stock option may not exceed ten (10) years. In the case of an incentive stock option granted to an employee Participant who owns, directly or indirectly (as determined by reference to Section 424(d) of the IRC), at the time the option is granted, stock possessing more than 10 percent of the total combined voting power of all classes of our stock, the exercise price per share of Class A common stock for any stock option will not be less than 110% of the fair market value of a share of Class A common stock on the day that the stock option is granted, and the term of the stock option may not exceed five (5) years. The exercise price of any stock option granted pursuant to the Incentive Plan may not be subsequently reduced by amendment or cancellation and substitution of such stock option or any other action of the Compensation Committee without stockholder approval, subject to the Compensation Committee’s authority to adjust Awards upon certain events as set forth in the Incentive Plan. The type (incentive or non-qualified), vesting, exercise price, and other terms of each stock option are set forth in the award notice for such stock option.

A stock option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee and applicable law, shares of Class A common stock, a combination of cash and shares of Class A common stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the stock option and to deliver to us an amount equal to the exercise price.

Stock Appreciation Rights.  The Compensation Committee may grant Awards in the form of stock appreciation rights, either in tandem with a stock option ("Tandem SARs") or independent of a stock option ("Freestanding SARs"). The exercise price of a stock appreciation right is an amount determined by the Compensation Committee, but in no event is such amount less than 100% of the fair market value of a share of Class A common stock on the date that the stock appreciation right is granted or, in the case of a Tandem SAR, the exercise price of the related stock option.

A Tandem SAR may be granted either at the time of grant of the related stock option or at any time thereafter during the term of the related stock option. A Tandem SAR is exercisable to the extent its related stock option is exercisable. Each Tandem SAR entitles the holder of such stock appreciation right to surrender the related stock option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the stock option price per share of Class A common stock, times (ii) the number of shares of Class A common stock covered by the stock option which is surrendered. Upon the exercise of a stock option as to some or all of the shares of Class A common stock covered by such stock option, the related Tandem SAR is automatically canceled to the extent of the number of shares of Class A common stock covered by the exercise of the stock option.

Each Freestanding SAR will entitle the holder of such stock appreciation right upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the exercise price, times (ii) the number of shares of Class A common stock covered by the Freestanding SAR and as to which the stock appreciation right is exercised.

The type (Tandem SAR or Freestanding SAR), exercise price, vesting, and other terms of each stock appreciation right is set forth in the award notice for such stock appreciation rights.  Payment of stock appreciation rights may be made in shares of Class A common stock or in cash, or partly in shares of Class A common stock and partly in cash, as determined by the Compensation Committee.

Other Stock-Based Awards.  The Compensation Committee may grant Awards in the form of stock awards (for either unrestricted or restricted shares of Class A common stock), restricted stock unit awards, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Class A common stock. Such other stock-based awards are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Class A common stock (or the equivalent cash value of such shares of Class A common stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. In addition, the Compensation Committee may choose, at the time of grant of a stock-based award, or any time thereafter up to the time of the payment of such award, to include as part of such award an entitlement to receive dividends or dividend equivalents on the shares of Class A common stock underlying such award (for Awards granted before the date on which the First Amendment to the Incentive Plan was approved by our stockholders), subject to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee may establish. Payment of dividends on unvested Awards is prohibited for Awards granted on or after the date on which the First Amendment to the Incentive Plan was approved by our stockholders. The restrictions, conditions, and other terms of each stock-based award are set forth in the award notice for such award.

Performance Units.  The Compensation Committee may grant Awards in the form of performance units, which are units valued by reference to designated criteria established by the Compensation Committee, other than Class A common stock. Performance units are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. The form, applicable conditions, and other terms of each performance unit are set forth in the award notice for such performance unit.

Performance Awards.  Performance awards are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success. Performance awards may take the form of cash, stock awards, restricted stock unit awards, or performance units that are conditioned upon the satisfaction of enumerated performance criteria during a stated performance period, which awards, in addition to satisfying the requirements otherwise applicable to that type of award generally, also satisfy the requirements of performance awards under the Incentive Plan.

Performance awards must be based upon one or more of the following performance criteria: (i) revenues (including without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), (ii) net revenues, (iii) fuel surcharges, (iv) accounts receivable collection or days sales outstanding, (v) cost reductions and savings (or limits on cost increases), (vi) safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), (vii) operating income, (viii) operating ratio, (ix) income before taxes, (x) net income, (xi) earnings before interest and taxes (EBIT), (xii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (xiii) adjusted net income, (xiv) earnings per share, (xv) adjusted earnings per share, (xvi) stock price, (xvii) working capital measures, (xviii) return on assets, (xix) return on revenues, (xx) debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), (xxi) productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), (xxii) cash position, (xxiii) return on stockholders’ equity, (xxiv) return on invested capital, (xxv) cash flow measures (including, without limitation, free cash flow), (xxvi) market share, (xxvii) stockholder return, (xxviii) economic value added, or (xxix) completion of acquisitions (either with or without specified size). In addition, the Compensation Committee may establish, as an additional performance measure, the attainment by a Participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including but not limited to implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility. The performance goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, and may include comparisons with our past performance (including the performance of one or more of our divisions) and/or the current or past performance of other peer companies or indices.

For each performance period, the Compensation Committee designates, in its sole discretion, which persons are eligible for performance awards for such period, the length of the performance period, the types of performance awards to be issued, the performance criteria that are to be used to establish performance goals, the kind or level of performance goals, and other relevant matters.

After the close of each performance period, the Compensation Committee determines whether the performance goals for the cycle have been achieved. In determining the actual award to be paid to a Participant, the Compensation Committee has the authority to reduce or eliminate any performance award earned by the Participant, based upon any objective or subjective criteria it deems appropriate. The award notice for each performance award sets forth or makes reference to the performance period, performance criteria, performance goals, performance formula, performance pool, and other terms applicable to such performance award.

Administration

The Incentive Plan is administered by the Compensation Committee, or such other committee as may be designated by the Board, which consists of at least two individuals who are intended to qualify both as "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act, and as “independent directors” for purposes of the rules of the principal national securities exchange on which the Class A Common Stock is then listed or admitted to trading, to the extent required by such rules.

The Compensation Committee may allocate all or any portion of its responsibilities and powers under the Incentive Plan to any one or more of its members, our CEO, or other senior members of management as the Compensation Committee deems appropriate; however, only the Compensation Committee (or another committee consisting of two or more individuals who qualify both as "non-employee directors" and as "independent directors") may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act. The Compensation Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

The Compensation Committee has broad authority in its administration of the Incentive Plan, including, but not limited to, the authority to interpret the Incentive Plan; to establish rules and regulations for the operation and administration of the Incentive Plan; to select the persons to receive Awards; to determine the form, size, terms, conditions, limitations, and restrictions of Awards, including, without limitation, terms regarding vesting, exercisability, assignability, expiration, and the effect of certain events, such as a Participant’s death, disability, retirement, or termination as a result of breach of agreement; to create additional forms of Awards consistent with the terms of the Incentive Plan; to allow for the deferral of Awards; and to take all other action it deems necessary or advisable to administer the Incentive Plan.

To facilitate the granting of Awards to Participants who are employed or retained outside of the United States, the Compensation Committee is authorized to modify and amend the terms and conditions of an Award to accommodate differences in local law, policy, or custom.

Shares Available and Maximum Awards

When the Third Amended and Restated 2006 Omnibus Incentive Plan was originally adopted in May 2013, it increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares. The First Amendment to the Incentive Plan, approved in May 2019, also increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares, and the Second Amendment to the Incentive plan, approved in July 2020, increased the number of shares of Class A common stock available for issuance under the Incentive Plan by 1,900,000 shares. As of December 31, 2022, we had 872,509 shares available for issuance and currently 872,509 shares remain available for future Awards. In February 2023, the Compensation Committee adopted the Third Amendment to the Incentive Plan to increase by 575,000 the number of shares of the Company’s Class A common stock available for issuance of stock grants, options, and other equity awards to the Company’s employees, directors, and consultants, which would result in approximately 1,448,000 shares being currently available for future Awards following such increase, subject to approval by our stockholders at the Annual Meeting.

The number of shares of Class A common stock available under the Incentive Plan shall be adjusted to reflect the occurrence of certain events described under “Proposal 5: Approval of the Third Amendment to the Incentive Plan – Description of the Incentive Plan and the Third Amendment to the Incentive Plan – Adjustments Upon Certain Events” below. The total number of shares reserved and available for issuance under the Incentive Plan is automatically adjusted, without further action by the Board or stockholders, to reflect stock dividends, stock splits, reverse stock splits, subdivisions, reorganizations, reclassifications, or any similar recapitalizations that affect or modify the number of shares of outstanding Class A common stock.

The maximum Award granted or payable to any one Participant under the Incentive Plan for a calendar year is 500,000 shares of Class A common stock, subject to the Compensation Committee’s authority to adjust Awards upon certain events described under “Proposal 5: Approval of the Third Amendment to the Incentive Plan – Description of the Incentive Plan and the Third Amendment to the Incentive Plan – Adjustments Upon Certain Events” below, or in the event the Award is paid in cash, $4,000,000.

Payment Terms

Awards may be paid in cash, shares of Class A common stock, a combination of cash and shares of Class A common stock, or in any other permissible form, as the Compensation Committee determines. Payment of Awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee deems appropriate, including, in the case of Awards paid in shares of Class A common stock, restrictions on transfer of such shares, and provisions regarding the forfeiture of such shares under certain circumstances.

At the discretion of the Compensation Committee, a Participant may defer payment of any Award; salary or bonus compensation; Board compensation; dividend or dividend equivalent; or any portion thereof. If permitted by the Compensation Committee, any such deferral shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Compensation Committee for such purpose, on a form provided by the Company. Further, all deferrals must be made in accordance with the administrative guidelines established by the Compensation Committee to ensure that such deferrals comply with all applicable requirements of the IRC for such purpose. Such deferred items may be paid in a lump sum or installments, or credited with interest (at a rate determined by the Compensation Committee) or deemed invested by us, as determined by the Compensation Committee, and, with respect to those deferred Awards denominated in the form of Class A common stock, credited with dividends or dividend equivalents, provided that no dividends or dividend equivalents shall be paid on unvested Awards granted on or after the date on which the First Amendment to the Incentive Plan was approved by our stockholders.

The Company is entitled to deduct from any payment to a Participant under the Incentive Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay us such tax prior to and as a condition of the making of such payment. Subject to certain limitations, the Compensation Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding any shares of Class A common stock to be paid under such Award or by permitting the Participant to deliver to us shares of Class A common stock having a Fair Market Value equal to the amount of such taxes.

No Dividends or Gross-Ups

The First Amendment to the Incentive Plan prohibited payment of dividends on unvested Awards (for Awards granted on or after the date on which the First Amendment to the Incentive Plan was approved by our stockholders) or additional withholding tax “gross-up” payments to Participants to meet excise taxes or other additional income tax liability.

Repricing Prohibited

Except for certain adjustments that the Incentive Plan contemplates, we may not, without obtaining stockholder approval, (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights; or (ii) cancel or substitute outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights.

Adjustments Upon Certain Events

In the event that there is a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Class A common stock or other corporate exchange, or any distribution to stockholders of Class A common stock or other property or securities (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to our capital structure, the Compensation Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Incentive Plan, the maximum Award payable, the number of shares to be issued pursuant to outstanding Awards, the option prices, exercise prices, or purchase prices of outstanding Awards, and/or any other affected terms of an Award or the Incentive Plan as the Compensation Committee, in its sole discretion, deems equitable or appropriate. Unless the Compensation Committee determines otherwise, in no event shall an Award that is intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the IRC (to the extent that such Award remains eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto) be adjusted to the extent such adjustment would cause such Award to fail to qualify as "performance-based compensation" under Section 162(m) of the IRC (to the extent that such Award remains eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto). With the exception of the foregoing, the Compensation Committee shall not reprice any stock options and/or stock appreciation rights unless such action is approved by the Company's stockholders.

Termination and Amendment

The Compensation Committee may suspend or terminate the Incentive Plan at any time for any reason with or without prior notice. In addition, the Compensation Committee may amend the Incentive Plan, provided that it may not, without stockholder approval, adopt any amendment if stockholder approval is required, necessary, or deemed advisable with respect to tax, securities, or other applicable laws or regulations, including, but not limited to, the listing requirements of the stock exchanges on which the securities of the Company are listed. No amendment of the Incentive Plan may materially and adversely affect the rights of a Participant under any outstanding Award without the consent of that Participant. No Awards may be made under the Incentive Plan after June 1, 2030 as currently in effect, or May 1, 2033 upon adoption by the stockholders of the Third Amendment to the Incentive Plan. No amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan.

Tax Status of Incentive Plan Awards

No person connected with the Incentive Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents, and employees, makes any representation, commitment, or guaranty that any tax treatment, including, but not limited to, federal, state, and local income, estate, and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Incentive Plan, or paid to or for the benefit of a Participant under the Incentive Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Incentive Plan.

Securities Act Registration

The registration with the SEC on Form S-8 of the shares of Class A common stock issuable under the Incentive Plan will be post-effectively amended on Form S-8 as soon as practicable, subject to the stockholders' approval of the Third Amendment to the Incentive Plan.

Eligible Participants

Participants in the Incentive Plan will be selected by the Compensation Committee from our executive officers, directors, employees, and consultants. Participants may be selected and Awards may be made at any time until the Incentive Plan expires pursuant to the provisions of the IRC and Treasury Regulations promulgated thereunder. As of March 29, 2023, approximately twenty-two employees, which includes eight executive officers, seven non-employee directors, and one employee of an entity we account for under the equity method were eligible to participate in our current equity compensation plans. The Incentive Plan also permits the granting of our current equity awards to eligible consultants. The number of active engagements with consultants varies from time to time, and the Compensation Committee has not historically made grants to these individuals under the Incentive Plan.

The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the Compensation Committee. Only employees, however, are eligible to receive "incentive stock options" within the meaning of Section 422 of the IRC. The Compensation Committee has not determined how many people are likely to participate in the Incentive Plan over time. The Compensation Committee intends, however, to grant most of the Awards to those persons who are in a position to have a significant direct impact on our growth, profitability, and success, which would include a portion of the Participants in our current equity compensation plans.

Federal Income Tax Status of Incentive Plan Awards

The following is only a summary of the effect of federal income taxation upon us and the Participants under the Incentive Plan. It does not purport to be complete and does not discuss all of the tax consequences of a Participant’s death or the provisions of the income tax laws of any state, municipality or foreign country in which the Participants may reside.

Incentive Stock Options. A Participant is not treated as receiving taxable income upon either the grant of an incentive stock option (an “ISO”) or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Class A common stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code. If at the time of exercise, the Class A common stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Class A common stock (determined at the time the Class A common stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Class A common stock becomes either transferable or not subject to a substantial risk of forfeiture.

If Class A common stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Class A common stock is transferred to the Participant upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such Class A common stock is disposed of before the expiration of the above-mentioned holding periods, a “disqualifying disposition” occurs. If a disqualifying disposition occurs, the Participant realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Class A common stock on the date of exercise and the exercise price, or the selling price of the Class A common stock and the exercise price, whichever is less. The balance of the Participant’s gain on a disqualifying disposition, if any, is taxed as capital gain.

We are not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Class A common stock received, except that in the event of a disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income realized by the Participant.

Non-Qualified Stock Options. A Participant does not recognize any taxable income upon the grant of a non-qualified stock option (a “NSO”), and we are not entitled to a tax deduction by reason of such grant. Upon exercise of a NSO, the Participant recognizes ordinary income generally measured by the excess of the then fair market value of the shares over the exercise price, and we are entitled to a corresponding tax deduction. Upon a disposition of shares acquired upon exercise of a NSO by the Participant, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Such subsequent disposition by the Participant has no tax consequence to us.

Stock Appreciation Rights.  No income is realized by a Participant at the time a stock appreciation right is awarded, and no deduction is available to us at such time.  A Participant realizes ordinary income upon the exercise of the stock appreciation right in an amount equal to the fair market value of the shares of Class A common stock received by the Participant from such exercise.

Unrestricted Stock-Based Award.  Upon the grant of an unrestricted stock-based Award, a Participant will realize taxable income equal to the fair market value at such time of the shares of Class A common stock received by the Participant under such Award (less the purchase price therefor, if any).

Restricted Stock-Based Award.  Upon the grant of a restricted stock-based Award, no income will be realized by a Participant (unless a Participant timely makes an election to accelerate the recognition of the income to the date of the grant), and we will not be allowed a deduction at that time.  When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant will realize taxable ordinary income in an amount equal to the fair market value at such time of the shares of Class A common stock received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time, subject to limitations under Sections 280G and 162(m) of the IRC (to the extent such limitations remain relevant under any applicable “grandfathering” rules relating thereto).  If a Participant does make a timely election to accelerate the recognition of income, then the Participant will recognize taxable ordinary income in an amount equal to the cash and the fair market value at the time of grant of the shares of Class A common stock to be received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time, subject to limitations under Sections 280G and 162(m) of the IRC (to the extent such limitations remain relevant under any applicable “grandfathering” rules relating thereto).  Participants will only be eligible to make such an election on restricted stock-based Awards that constitute an Award of “property” within the meaning of Section 83 of the Code (e.g., shares of restricted stock) as of the grant date.

Performance Units and Performance Awards.  A Participant receiving a performance unit or a Performance Award will not recognize income, and we will not be allowed a deduction, at the time such Award is granted.  When a Participant receives payment of a performance unit or Performance Award, the amount of the fair market value of any shares of Class A common stock received will be ordinary income to the Participant.

Effect of Deferral on Taxation of Awards.  If the Compensation Committee permits a Participant to defer the receipt of payment of an Award and such Participant makes an effective election to defer the payment of the Award in accordance with the administrative guidelines established by the Compensation Committee, the Participant will not realize taxable income until the date the Participant becomes entitled to receive such payment pursuant to the terms of the deferral election, and we will not be entitled to a deduction until such time, subject to limitations under Sections 280G and 162(m) of the Code (to the extent such limitations remain relevant under any applicable “grandfathering” rules relating thereto), assuming the deferral arrangement complies with Section 409A of the Code. Any interest or dividends paid on, or capital gains resulting from, the investment by us of the amount deferred during the deferral period will be taxable to us in the year recognized. At the time the Participant becomes entitled to receive the deferred payment, the Participant will recognize taxable income in an amount equal to the actual payment to be received, including any interest or earnings credited on the amount deferred during the deferral period. Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% penalty tax (plus interest) on the employee or other service provider who is entitled to receive the deferred compensation.

Limitation on Income Tax Deduction

U.S. federal income tax law generally prohibits publicly held companies from deducting compensation paid to certain executive officers that exceeds $1 million during the tax year. Historically Section 162(m) of the IRC ("Section 162(m)"), provided an exemption from the deductibility limit for certain compensation that was "performance-based" and meet various requirements as set forth under Section 162(m). The 2017 Tax Cuts and Jobs Act repealed this exemption, and now compensation paid to such executive officers in excess of $1 million in 2018 and later is no longer deductible, even if performance-based, unless it meets certain limited transition relief. While guidance has been issued on the scope of this transition relief, its application is based on interpretation and no assurance can be given as to whether Awards that are intended to qualify for the Section 162(m) exemption (as such exemption existed prior to January 1, 2018) will be deductible under the applicable transition relief guidance. We retain the ability to pay compensation that exceeds deductibility limits and believe that having flexibility to recruit, retain and motivate our employees with a compensation program that promotes long-term value creation, even though some compensation awards may not be tax-deductible, is in the best interests of our stockholders.

Incentive Plan Benefits

The following table sets forth certain information regarding grants of equity awards made under the Incentive Plan during 2022 to (i) each of the Named Executive Officers; (ii) all current executive officers of the Company as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all current officers who are not executive officers, as a group. Future Awards, if any, that will be made to eligible Participants under the Incentive Plan are subject to the discretion of the Compensation Committee. Accordingly, future grants of Awards under the Incentive Plan are not determinable.

	2022(1)
Name and Principal Position (as of December 31, 2022)	Dollar Value(2)	Number of Equity Awards
David R. Parker	$-	-
CEO and Chairman of the Board
M. Paul Bunn	$399,991	18,042
President and COO
Tripp Grant	$93,740	5,514
EVP and CFO
Joey B. Hogan	$-	-
EVP
Samuel F. Hough	$112,511	6,617
EVP - Expedited Operations
Lynn Doster	$112,511	6,617
EVP - Dedicated and Warehousing Operations
Executive Group	$887,487	46,715
Non-Executive Director Group	$524,979	26,474
Employee Group	$1,704,007	82,350

(1)	Represents the 2022 grants that were granted at various dates during the year.

(2)

This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the recipients during 2022. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718.

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2022, with respect to our compensation plans and other arrangements under which shares of our Class A common stock are authorized for issuance. The number of shares of Class A common stock reflected in column (c) of the following table is comprised entirely of shares available for future grant under the Incentive Plan as of December 31, 2022.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining eligible for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,575,667	(1)	18.04	872,509
Equity compensation plans not approved by security holders	-		-	-
Total	1,575,667		18.04	872,509

(1)

Represents unvested restricted shares and unvested stock options granted under the 2006 Omnibus Incentive Plan, as amended. The weighted average stock price on the date of grant for outstanding restricted stock awards was $19.12, which is not reflected in column (b), because restricted stock awards do not have an exercise price. The amount in column (b) represents the weighted average exercise price of the outstanding unvested stock options.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE THIRD AMENDMENT TO THE INCENTIVE PLAN.

STOCKHOLDER PROPOSALS

Matters for Inclusion in the Proxy Materials for the 2024 Annual Meeting of Stockholders

To be eligible for inclusion in our proxy materials relating to our 2024 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting (other than proxy access nominations) must be in writing and received by us at our principal executive office on or before December 16, 2023. However, if the date of the 2024 Annual Meeting of Stockholders is more than thirty days before or after May 17, 2024, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2024 Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a‑8.

Matters for Consideration at the 2024 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials

We must receive in writing any stockholder proposals (other than director nominations) to be considered at our 2024 Annual Meeting of Stockholders, but not included in our proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, by February 29, 2024. However, if the date of the 2024 Annual Meeting of Stockholders is more than thirty days before or after May 17, 2024, then the deadline for submitting any such stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Under Rule 14a-4(c)(1) of the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Nominations of Individuals for Election as Directors at the 2024 Annual Meeting of Stockholders Using Proxy Access

Our Bylaws include a proxy access provision. Stockholders who meet the requirements set forth in our Bylaws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2024 Annual Meeting must be received by the Company no earlier than November 16, 2023 and no later than December 16, 2023. However, if the date of the 2024 Annual Meeting of Stockholders is more than thirty days before or after May 17, 2024, then the deadline for submitting any such proxy access nominations is the later of the close of business on the date that is 180 days prior to the date of the 2024 Annual Meeting of Stockholders or the tenth day following the date that such date of the 2024 Annual Meeting of Stockholders is first publicly announced or disclosed. Proxy access nominations must meet all the requirements set forth in our Bylaws.

Nominations of Individuals for Election as Directors at the 2024 Annual Meeting of Stockholders (other than through Proxy Access)

In accordance with our Bylaws, a stockholder’s notice of director nominations to be considered at our 2024 Annual Meeting of Stockholders, but not included in our proxy materials, must be received by the Company no earlier than January 18, 2024 and no later than February 17, 2024. However, if the date of the 2024 Annual Meeting of Stockholders is more than thirty days before or after May 17, 2024, then the deadline for submitting such notice is the tenth day following the day on which notice of the date of the 2024 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2024 Annual Meeting of Stockholders was made, whichever first occurs. Stockholder director nominations must meet all of the requirements set forth in our Bylaws.

Any notice of director nomination submitted to the Company other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act.

Written copies of all stockholder proposals (including proxy access nominations) should be addressed and sent to M. Paul Bunn, President; 400 Birmingham Highway; Chattanooga, Tennessee 37419. Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. As to other business (if any) that may properly be brought before the Annual Meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of those voting the proxies.

Covenant Logistics Group, Inc.

David R. Parker
Chairman of the Board
April 14, 2023

APPENDIX A

THIRD AMENDMENT TO THE COVENANT LOGISTICS GROUP, INC. THIRD AMENDED AND RESTATED 2006 OMNIBUS INCENTIVE PLAN

This Amendment (the "Third Amendment") to the Covenant Logistics Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan is made and adopted by Covenant Logistics Group, Inc. (the "Company"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Third Amended and Restated 2006 Omnibus Incentive Plan, as amended by the First Amendment to the Third Amended and Restated 2006 Omnibus Incentive Plan and Second Amendment to the Third Amended and Restated 2006 Omnibus Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan for the benefit of employees, directors, and other eligible participants;

WHEREAS, the Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee");

WHEREAS, Section 16.4 of the Plan provides that the Committee may amend the Plan from time to time, subject to the approval of the Company's stockholders as required under applicable laws or regulations;

WHEREAS, the number of shares of Common Stock of the Company available for issuance under the Plan is no longer sufficient to fulfill the objectives of the Plan; and

WHEREAS, the Committee desires to further amend the Plan through this Third Amendment to (i) increase by 575,000 the number of shares available for issuance pursuant to the Plan, (ii) to re-set the Term of the Plan to expire on May 1, 2033 with respect to the ability to grant new Awards, and (iii) make such other miscellaneous administrative and conforming changes as necessary;

RESOLVED, that the Committee hereby amends the Plan as follows, with deletions shown as bold strikethroughs and additions shown as bold underlines:

1.	Section 1.2 of the Plan is hereby amended in its entirety as follows:

Section 1.2.         Background and Effective Date. The Plan was initially adopted by the Board of Directors on April 12, 2006, and became effective on May 23, 2006, the date of the approval by the Company's stockholders at the 2006 Annual Meeting of Stockholders. The Plan was amended and restated by the Committee on March 31, 2009 (the "First Amended and Restated Plan") to: (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the First Amended and Restated Plan Effective Date (as defined below) shall not exceed 700,000, (ii) provide that any shares of Common Stock reserved for issuance under the Predecessor Plans in excess of the number of shares of Common Stock as to which Awards have been awarded thereunder shall not be available for issuance under the Plan, (iii) provide that any shares of Common Stock related to Awards granted under the Predecessor Plans or the Plan prior to the First Amended and Restated Plan Effective Date that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock, shall not be available for issuance or reissuance under the Plan, and (iv) make such other miscellaneous administrative and conforming changes as necessary. The First Amended and Restated Plan was effective on May 5, 2009, the date of the approval by the Company's stockholders at the 2009 Annual Meeting of the Stockholders (the "First Amended and Restated Plan Effective Date").

On March 31, 2011, the Committee adopted a second amendment and restatement to the Plan (the "Second Amended and Restated Plan") to: (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the Second Amended and Restated Plan Effective Date (as defined below) shall not exceed 800,000, (ii) provide that any shares of Common Stock reserved for issuance under the Predecessor Plans or the First Amended and Restated Plan in excess of the number of shares of Common Stock as to which Awards have been awarded thereunder shall not be available for issuance under the Plan, (iii) re-set the Term of the Plan to expire on March 31, 2021, with respect to the ability to grant new Awards, and (iv) make such other miscellaneous administrative and conforming changes as necessary. The Second Amended and Restated Plan was effective on May 18, 2011, the date of approval by the Company's stockholders at the 2011 Annual Meeting of Stockholders (the "Second Amended and Restated Plan Effective Date").

On February 21, 2013, the Committee adopted a third amendment and restatement to the Plan (the "Third Amended and Restated Plan") to: (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the Third Amended and Restated Plan Effective Date (as defined below) shall not exceed 750,000 plus the 800,000 shares of Common Stock previously made available under the Second Amended and Restated Plan, plus any of such shares that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee's permission for Awards not involving Common Stock, (ii) provide that any shares of Common Stock reserved for issuance under the Predecessor Plans, excluding the 800,000 shares reserved for issuance under the Second Amended and Restated Plan, in excess of the number of shares of Common Stock as to which Awards have been awarded thereunder shall not be available for issuance under the Plan, (iii) re-set the Term of the Plan to expire on March 31, 2023, with respect to the ability to grant new Awards, and (iv) make such other miscellaneous administrative and conforming changes as necessary. The third amendment and restatement was effective on May 29, 2013, the date of approval by the Company's stockholders at the 2013 Annual Meeting of Stockholders (the "Third Amended and Restated Plan Effective Date").

On March 14, 2019, the Committee adopted a first amendment to the Plan (the "First Amendment") to: (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the First Amendment Effective Date (as defined below) shall not exceed 750,000 plus any remaining amount of the 750,000 shares of Common Stock previously made available under the Third Amended and Restated Plan as remain or become available for grant pursuant to the terms of the Plan, (ii) re-set the Term of the Plan to expire on March 31, 2029 with respect to the ability to grant new Awards, (iii) make changes to comply with certain stockholder advisory group guidelines and best practices, (iv) make technical updates related to Section 162(m) of the Code in light of the 2017 Tax Cuts and Jobs Act, and (v) make such other miscellaneous, administrative and conforming changes as necessary. This First Amendment was effective on May 8, 2019, the date of the approval by the Company’s stockholders at the 2019 Annual Meeting of Stockholders (the "First Amendment Effective Date").

On May 5, 2020, the Committee adopted a second amendment to the Plan (the "Second Amendment") to: (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the Second Amendment Effective Date (as defined below) shall not exceed 1,900,000 plus any remaining amount of the 750,000 shares of Common Stock previously made available under the First Amendment and any remaining amount of the 750,000 shares of Common Stock previously made available under the Third Amended and Restated Plan, in each case, as remain or become available for grant pursuant to the terms of the Plan, (ii) add a fungible share reserve feature, (iii) re-set the Term of the Plan to expire on May 1, 2030 with respect to the ability to grant new Awards, (iv) make changes to comply with certain stockholder advisory group guidelines and best practices, and (v) make such other miscellaneous, administrative and conforming changes as necessary. This Second Amendment ~~will become~~ was effective ~~upon~~ on July 1, 2020 the date of the approval by the Company’s stockholders at the 2020 Annual Meeting of Stockholders (the "Second Amendment Effective Date"). ~~If stockholder approval of this amendment is not obtained at the 2020 Annual Meeting of Stockholders, the Third Amended and Restated Plan, as amended by the First Amendment, will remain in full force and effect.~~

On February 14, 2023, the Committee adopted a third amendment to the Plan (the "Third Amendment") to: (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the Third Amendment Effective Date (as defined below) shall not exceed 575,000 plus any remaining amount of the 1,900,000 shares of Common Stock previously made available under the Second Amendment, plus any remaining amount of the 750,000 shares of Common Stock previously made available under the First Amendment, and any remaining amount of the 750,000 shares of Common Stock previously made available under the Third Amended and Restated Plan, in each case, as remain or become available for grant pursuant to the terms of the Plan, (ii) re-set the Term of the Plan to expire on May 1, 2033 with respect to the ability to grant new Awards, and (iii) make such other miscellaneous, administrative and conforming changes as necessary. This Third Amendment will become effective upon the date of the approval by the Company’s stockholders at the 2023 Annual Meeting of Stockholders (the "Third Amendment Effective Date"). If stockholder approval of this amendment is not obtained at the 2023 Annual Meeting of Stockholders, the Third Amended and Restated Plan, as amended by the Second Amendment, will remain in full force and effect.

2.	Section 2.1(j) of the Plan is hereby amended in its entirety as follows:

(j)         "Company" means Covenant ~~Transportation~~ Logistics Group, Inc., a Nevada corporation, and its Subsidiaries.

3.	Section 2.1(ff) of the Plan is hereby amended in its entirety as follows:

(ff)         "Term" means the term during which new Awards may be granted under the Plan, which shall be, (i) if stockholder approval of this ~~Second Amendment is obtained at the 2020~~ Third Amendment is obtained at the 2023 Annual Meeting of Stockholders, the Third Amendment Effective Date until the Plan expires on May 1, 2033, or (ii) if stockholder approval of this Third Amendment is not obtained at the 2023 Annual Meeting of Stockholders, the Second Amendment Effective Date until the Plan expires on June 1, 2030~~, or (ii) if stockholder approval of this Second Amendment is not obtained at the 2020 Annual Meeting of Stockholders, the First Amendment Effective Date until the Plan expires on March 31, 2029~~.

4.	Section 6.1 of the Plan is hereby amended in its entirety as follows:

Section 6.1.         Available Shares. The maximum aggregate number of shares of Common Stock which shall be available for the grant of Awards under the Plan from and after the ~~Second~~ Third Amendment Effective Date (including incentive stock options) until the end of the Plan's Term shall not exceed 575,000 shares plus any remaining amount of the 1,900,000 shares of Common Stock previously reserved under the Second Amendment, plus any remaining amount of the 750,000 shares of Common Stock previously reserved under the First Amendment, and any remaining amount of the 750,000 shares of Common Stock previously reserved under the Third Amended and Restated Plan, in each case, as remain or become available for grant pursuant to the terms of the Plan, less one (1) share for every one (1) share that is subject to a stock option or SAR granted under the Plan on or after the Second Amendment Effective Date and less 1.8 shares for every one (1) share that is subject to an Award other than a stock option or SAR granted under the Plan on or after the Second Amendment Effective Date (the "Share Reserve"). Any shares of Common Stock that are subject to stock options or SARs granted on or after the Second Amendment Effective Date will be counted against the Share Reserve as one (1) share for every one (1) share granted, and any shares of Common Stock that are subject to Awards other than stock options or SARs granted on or after the Second Amendment Effective Date will be counted against the Share Reserve as 1.8 shares for every one (1) share granted. The Share Reserve shall be subject to adjustment as provided in Section 6.2. Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock (collectively, "Terminated Shares") shall be available again for grant under the Plan to the extent such Terminated Shares relate to Awards granted on or after the ~~Second~~ Third Amendment Effective Date or relate to the 1,900,000 shares previously reserved under the Second Amendment, the 750,000 shares previously reserved under the First Amendment, or the 750,000 shares previously reserved under the Third Amended and Restated Plan, provided that such Terminated Shares shall be added back into the Share Reserve at the following rate: (i) one (1) share for every one (1) Terminated Share subject to stock options or SARs, and (ii) 1.8 shares for every one (1) Terminated Share subject to an Award other than a stock option or SAR. Notwithstanding anything contained in this Plan to the contrary, the following shares shall not become available for issuance under the Plan: (a) shares tendered by Participants as full or partial payment to the Company upon exercise of stock options granted under this Plan; (b) shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; (c) shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of stock options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan; (d) shares that were reserved for issuance under the Predecessor Plans; and (e) shares that are related to Awards granted under the Predecessor Plans that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions. For the purpose of computing the total number of shares of Common Stock granted under the Plan, where one or more types of Awards, both of which are payable in shares of Common Stock, are granted in tandem with each other such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both Awards shall be deemed to be equivalent to the number of shares under one of the Awards.

5.	Section 6.4 of the Plan is hereby amended in its entirety as follows:

Section 6.4.         Vesting. Notwithstanding any provision contained in the Plan to the contrary, and except for ~~the~~ five percent (5%) of the Share Reserve on the ~~Second~~ Third Amendment Effective Date that will be available for issuance under the Plan with no minimum vesting requirements, any Award granted on or after the Second Amendment Effective Date shall not vest in a period of less than twelve (12) months from the Grant Date of such Award.

6.	Except as expressly amended hereby, all provisions of the Plan shall remain unmodified and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

7.	This Third Amendment shall be and hereby is incorporated in and forms a part of the Plan.

8.	This Third Amendment is contingent upon and shall have no force or effect until such time as it is approved by the stockholders of the Company.

Covenant Vote Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 17, 2023 at 1:00 A.M., EDT. Online Go to www.investorvote.com/CVLG or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVLG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 4 and 5 and for 1 YEAR on Proposal 3. 1. Election of Directors: 01 – David R. Parker 02 – Benjamin S. Carson, Sr. 03 – Joey B. Hogan 04 – D. Michael Kramer 05 – Bradley A. Moline 06 – Rachel Parker-Hatchett 07- Tracy Rosser 08 – Herbert J. Schmidt 09 – W. Miller Welborn Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09 2. Advisory and non-binding vote to approve Named Executive Officer compensation. For Against Abstain 3. Advisory and non-binding vote on the frequency of future advisory and non-binding votes on  Named Executive Officer compensation. 1 Year 2 Years 3 Years Abstain 4. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2023. 5. Approval of the Third Amendment to our Third Amended and Restated 2006 Omnibus Incentive Plan. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign below exactly as your name appears above at the upper left.  When shares are held by joint tenants, both shall sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Annual Report and Proxy Statement are available at www.edocumentview.com/CVLG Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVLG  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — COVENANT LOGISTICS GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 17, 2023 Solicited on Behalf of the Board of Directors of the Company The undersigned holder(s) of Class A and/or Class B common stock (individually or together referred to as “Common Stock”) of Covenant Logistics Group, Inc., a Nevada corporation (the “Company”), hereby appoint(s) David R. Parker and M. Paul Bunn, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company (the “2023 Annual Meeting”) to be held at the Company's Corporate Headquarters at 400 Birmingham Highway, Chattanooga, Tennessee 37419, on Wednesday, May 17, 2023, at 10:00 A.M. Eastern Daylight Time, and at any adjournment thereof. The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2023 Annual Meeting and the Annual Report to Stockholders for the year ended December 31, 2022. A vote FOR Proposals 1, 2, 4 and 5 and for every 1 YEAR for Proposal 3 is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1, 2, 4 and 5 and for 1 YEAR on Proposal 3 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. PLEASE SIGN, DATE, AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE. If you vote by telephone or over the Internet, do not mail your proxy card. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) C Non-Voting Items Change of Address — Please print new address below.